                                                               EXHIBIT (a)(1)(A)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            KIEWIT MATERIALS COMPANY
                                       AT

                     $17.00 PER SHARE NET IN CASH TO SELLER
                                       BY

                       JEM LEAR ACQUISITION COMPANY, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                          RINKER MATERIALS CORPORATION

            THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
              ON SEPTEMBER 25, 2002, UNLESS THE OFFER IS EXTENDED.

     THE TENDER OFFER (THE "OFFER") BEING MADE PURSUANT TO THIS OFFER TO PURCHASE (THE "OFFER TO PURCHASE") IS BEING MADE FOR ALL OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF KIEWIT MATERIALS COMPANY, A DELAWARE CORPORATION (THE "COMPANY") (INCLUDING ANY SHARES THAT MAY BE ISSUED UPON THE CONVERSION OF ALL SERIES OF THE COMPANY'S 8.028% SERIES 2000A CONVERTIBLE DEBENTURES DUE 2010, 7.35% SERIES 2000B CONVERTIBLE DEBENTURES DUE 2010, 8.25% SERIES 2000C CONVERTIBLE DEBENTURES DUE 2010, 7.81% SERIES 2000D CONVERTIBLE DEBENTURES DUE 2010 AND 6.60% CONVERTIBLE DEBENTURES DUE 2011 (COLLECTIVELY, THE "DEBENTURES")). THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 9, 2002 (THE "MERGER AGREEMENT"), BY AND AMONG RINKER MATERIALS CORPORATION, A GEORGIA CORPORATION ("PARENT"), JEM LEAR ACQUISITION COMPANY, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("PURCHASER"), AND THE COMPANY. AS DISCUSSED IN MORE DETAIL IN THIS OFFER TO PURCHASE, IF A SUFFICIENT NUMBER OF SHARES ARE TENDERED IN THE OFFER AND PURCHASER ACCEPTS AND PAYS FOR THE TENDERED SHARES, THE SHARES NOT TENDERED IN THE OFFER WILL BE ACQUIRED BY PARENT IN A MERGER (THE "MERGER") OF PURCHASER INTO THE COMPANY, AS DESCRIBED IN MORE DETAIL IN THIS OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY (THE "STOCKHOLDERS") AND IS UNANIMOUSLY RECOMMENDING THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. A SEPARATE CORRESPONDENCE DIRECTLY FROM THE COMPANY REGARDING ITS BOARD OF DIRECTORS' VIEW OF THE OFFER AND THE MERGER IS BEING DELIVERED TOGETHER WITH THIS OFFER TO PURCHASE.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 90% OF THE TOTAL NUMBER OF SHARES OUTSTANDING AT THE EXPIRATION OF THE OFFER, INCLUDING SHARES ISSUED UPON CONVERSION OF THE DEBENTURES. THIS CONDITION MAY BE AMENDED OR WAIVED SO AS TO REDUCE THE PERCENTAGE IN THAT CONDITION TO ANY PERCENTAGE REPRESENTING AT LEAST A MAJORITY OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS. SEE "CERTAIN CONDITIONS OF THE OFFER."

                                   IMPORTANT

     If you wish to tender all or any portion of your Shares, you should:

     - complete and sign the Transmittal Letter (or a copy of the Transmittal Letter) in accordance with the instructions in the Transmittal Letter;

     - have your signature guaranteed if required by Instruction 1 to the Transmittal Letter;

     - mail or deliver the Transmittal Letter (or a copy) and any other required documents to the Depositary (as defined herein); and

     - deliver the certificates for your Shares to the Depositary along with the Transmittal Letter (or copy).

     Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent, at its address and telephone number set forth on the inside back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Transmittal Letter and other related materials may be obtained from the Information Agent.

                               TABLE OF CONTENTS

Summary Term Sheet..........................................    1
Introduction................................................    5
Terms of the Offer..........................................    7
Withdrawal Rights...........................................   12
Acceptance for Payment and Payment..........................   12
Certain U.S. Federal Income Tax Consequences................   14
Price Range of and Dividends on Common Stock................   14
Effect of the Offer on the Company's Exchange Act
  Registration..............................................   15
Certain Information Concerning the Company..................   16
Certain Information Concerning Parent, Purchaser and
  Ultimate Parent...........................................   19
Interest in Securities of the Company.......................   20
Source and Amount of Funds..................................   21
Background of the Offer.....................................   22
Merger Agreement and Related Matters........................   23
Purpose of the Offer and Plans for the Company..............   33
Appraisal Rights............................................   34
Certain Capital Transactions................................   37
Certain Conditions of the Offer.............................   37
Certain Legal Matters.......................................   39
Fees and Expenses...........................................   40
Miscellaneous...............................................   40

                               SUMMARY TERM SHEET

     Jem Lear Acquisition Company, Inc., a Delaware corporation, which is referred to in this Offer to Purchase as "Purchaser," "we" or "us," is offering to purchase (the "Offer") all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Kiewit Materials Company, a Delaware corporation (the "Company") (including any Shares that may be issued upon the conversion of the Company's 8.028% Series 2000A Convertible Debentures due 2010, 7.35% Series 2000B Convertible Debentures due 2010, 8.25% Series 2000C Convertible Debentures due 2010, 7.81% Series 2000D Convertible Debentures due 2010 and 6.60% Series 2001 Convertible Debentures due 2011 (collectively, the "Debentures")), for total consideration of $17.00 per share net in cash to the seller without interest. The following are some of the questions you, as a stockholder of the Company, may have, along with answers to those questions. We urge you to read the remainder of this Offer to Purchase and the Transmittal Letter carefully because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Transmittal Letter.

Q.  WHO IS OFFERING TO BUY MY SHARES?

A. Jem Lear Acquisition Company, Inc. is a Delaware corporation that was formed for the purpose of making the Offer. We are a wholly owned subsidiary of Rinker Materials Corporation, a Georgia corporation, which is referred to in this Offer to Purchase as "Parent." Parent is an indirect, wholly owned subsidiary of CSR Limited, incorporated in New South Wales, Australia ("Ultimate Parent"). See "Certain Information Concerning Parent, Purchaser and Ultimate Parent." Under the rules of the Securities and Exchange Commission (the "SEC"), Parent may also be deemed to be making the Offer.

Q.  WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

A. We are offering to purchase all of the outstanding Shares as defined in the opening paragraph of this Summary Term Sheet. See "Terms of the Offer."

Q.  HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A. We are offering to pay $17.00 per Share net in cash to the seller without interest (the "Offer Price"), subject to reduction only for any applicable backup withholding or stock transfer taxes required by law to be withheld from payments to you. Purchaser and Parent will not be required to pay any brokerage fee or commission imposed by any broker, dealer, bank or other person to solicit tenders or effect the purchase. See "Terms of the Offer" and "Fees and Expenses."

Q.  WHY ARE YOU MAKING THIS OFFER?

A. The Offer is the first step in Parent's plan to acquire the Company, as provided in the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 9, 2002 among Parent, Purchaser and the Company. The Merger Agreement provides for the merger (the "Merger") of Purchaser with and into the Company following the purchase of Shares pursuant to the Offer. In the Merger, each Share (other than Shares (i) held by the Company, Purchaser or Parent, or any subsidiary of Purchaser or Parent, or (ii) as to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive the same consideration as is being offered to stockholders of the Company pursuant to this Offer. See "Merger Agreement and Related
Matters -- Conversion of Shares."

Q.  DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A. As a record owner of your Shares, you will not have to pay any brokerage or similar fees to tender Shares in the Offer. However, if your shares are pledged to a lender, your lender may charge you a fee. You should consult your lender to determine whether any charges will apply.

Q.  DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A. We will need approximately $650 million to purchase all of the Shares and to complete the Offer and the Merger. Parent has agreed to provide us with sufficient funds to complete the Offer from its own resources, including through borrowings and under standby bank credit facilities. The Offer is not conditioned upon any financing arrangements. See "Source and Amount of Funds" and "Certain Conditions of the Offer."

Q.  IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A. Because we are offering to pay cash for the Shares rather than stock or other securities, because Parent has agreed to provide us with the funds needed to complete the Offer if the conditions described in this Offer to Purchase are satisfied, and because there are no financing contingencies related to the Offer, we do not think our financial condition is relevant to your decision whether to tender your Shares.

Q.  HOW LONG DO I HAVE TO TENDER IN THE OFFER?

A. You will have until 5:00 p.m., New York City time, on September 25, 2002, to tender your Shares in the Offer, unless the Offer is extended. See "Terms of the Offer -- Procedures for Tendering Shares." If the Offer is extended, you will have additional time.

Q.  CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

A. Yes. We have agreed that we will extend the Offer if, at the time the Offer is scheduled to expire (including at the end of an earlier extension), any of the conditions to the Offer have not been satisfied. However, we may not extend the Offer past November 8, 2002 (or in certain circumstances December 8, 2002) without the consent of the Company. See "Terms of the Offer -- Extension of the Offer" and "Certain Conditions of the Offer."

     We may also extend the Offer if we are required to do so by the rules of the SEC in connection with any increase in the consideration to be paid pursuant to the Offer. See "Terms of the Offer." We may also elect to provide a "Subsequent Offering Period," which is an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders of the Company may tender their Shares and receive the Offer Price. See "Terms of the Offer -- Subsequent Offering Period."

Q.  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A. If we extend the Offer, we will inform Citibank, N.A. (the "Depositary"), which is the depositary for the Offer, of that fact and we will make a public announcement of the extension by not later than 9:00 a.m., New York City time, on the first business day after the day on which the Offer was scheduled to expire.

Q.  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

A. We are not obligated to purchase any tendered Shares unless the number of Shares tendered and not properly withdrawn prior to the expiration of the Offer equals at least 90% of the Shares outstanding on a fully diluted basis at the time of expiration of the Offer. We refer to that condition as the "Minimum Condition." However, we may elect to amend or waive the Minimum Condition so as to reduce the percentage of the Minimum Condition to any percentage representing at least a majority of the Shares. The Offer is also subject to a number of other conditions that are described more completely in this Offer to Purchase. See "Certain Conditions of the Offer."

Q.  HOW DO I TENDER MY SHARES?

A. To tender Shares, you must deliver the certificates representing your Shares, together with a completed Transmittal Letter and any other documents required, to the Depositary not later than the time the Offer expires. See "Terms of the Offer -- Procedures for Tendering Shares."

Q.  CAN I PARTICIPATE IN THE OFFER IF I AM A DEBENTURE HOLDER?

A. Yes. If you hold any one of five series of the Company's outstanding Debentures, you should have received a notice from the Company regarding the Company's redemption of your Debentures. You have until August 19, 2002 to convert the Debentures into Shares in accordance with the procedures provided in the Debentures, the indenture under which they were issued, and the redemption notice issued by the Company. If you convert your Debentures into Shares, you may tender those Shares to us as described in the Offer to Purchase.

Q.  WHAT DO I DO IF MY SHARES ARE PLEDGED TO A BANK OR OTHER LENDER?

A. If your Shares are pledged to a bank or other lender and you wish to tender your Shares in the Offer, you must first contact the lender to arrange for the delivery of the certificate representing the Shares to us. If the Offer is completed, the Depositary will pay the Offer Price to the lender, and the lender must represent to us that upon payment of the Offer Price, the Shares will be free and clear of any lien or other restriction imposed by the pledge.

Q.  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. You can withdraw Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by 5:00 p.m. on September 25, 2002, you can withdraw them at any time after such time and date until we accept Shares for payment. If we decide to provide a Subsequent Offering Period, we will accept Shares tendered during that period immediately upon receipt of those Shares by the Depositary. As a result, you will not be able to withdraw Shares tendered in the Offering during any Subsequent Offering Period. See "Terms of the Offer" and "Withdrawal Rights."

Q.  WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

A. The Board of Directors of the Company unanimously approved the Merger Agreement, the Offer and the Merger. The Board of Directors of the Company has determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the stockholders of the Company and is unanimously recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. In addition, the Board of Directors of the Company waived the restrictions on transfers of Shares contained in the Company's Restated Certificate of Incorporation to the extent necessary to permit holders of Shares to tender their Shares in the Offer. See "Background of the Offer" and "Merger Agreement and Related Matters."

     The Company has prepared a statement containing additional information regarding the determination and recommendation of its Board of Directors that is being sent to stockholders of the Company together with this Offer to Purchase.

Q. WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

A. Assuming that the Offer is consummated but less than all of the Shares are tendered in the Offer, Parent will acquire complete ownership of the Company by merging Purchaser with the Company in the Merger. Consequently, as of the consummation of either the Offer or the Merger, as the case may be, we will own all of the capital stock of the Company. All stockholders of the Company who held Shares before the Merger who did not tender Shares in the Offer will receive the same price for their Shares that we paid in the Offer, unless such stockholders properly assert appraisal rights with respect to the Merger under Delaware law. See "Introduction" and "Appraisal Rights."

Q. ARE APPRAISAL (DISSENTERS') RIGHTS AVAILABLE WITH RESPECT TO THE OFFER OR THE MERGER?

A. Appraisal (dissenters') rights are not available with respect to the Offer, but they are available with respect to the Merger. If you are not in favor of the proposed Merger, if you do not tender your Shares, and if you comply with applicable procedures under Delaware law, you will be entitled to exercise appraisal rights. If the Offer is completed and we purchase Shares in the Offer, we will provide you with further information regarding the Merger, including instructions on how to perfect your right to seek an appraisal of your Shares under Delaware law in connection with the Merger. See "Background of the Offer," "Merger Agreement and Related Matters" and "Appraisal Rights."

Q.  FOLLOWING THE OFFER, WILL THE COMPANY CONTINUE AS AN SEC REPORTING COMPANY?

A. Yes, but only until such time as the Company terminates the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following the completion of the Offer, we anticipate that there will be so few remaining stockholders of the Company that the Company will be able to terminate the registration of the Shares under the Exchange Act. When such registration is terminated, the

Company will be relieved of the duty to file proxy and information statements under the Exchange Act, and its officers, directors and holders of more than 10% of its stock will be relieved of the reporting requirements and "short swing" profit provisions of Section 16 of the Exchange Act. See "Effect of the Offer on the Company's Exchange Act Registration."

Q.  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A. If the Offer is completed and you have not tendered your Shares in the Offer, you will be entitled to receive in the Merger the same amount of cash per Share (without interest) that you would have received had you tendered your Shares in the Offer. Therefore, if the Offer and the Merger are completed, the only differences to you between tendering and not tendering your Shares are that
(1) you will be paid earlier if you tender your Shares, and (2) if you choose not to tender your Shares, you will be permitted to exercise appraisal rights with respect to the Merger.

Q.  WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED
    TRANSACTIONS?

A. The receipt of the Offer Price or the merger consideration in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on you. See "Certain U.S. Federal Income Tax Consequences."

Q.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A. You can contact D.F. King & Co., Inc., which is acting as the information agent for our Offer, as follows:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                                 (212) 269-5550
                                 (800) 549-6746

To the Stockholders of Kiewit Materials Company:

                                  INTRODUCTION

     Jem Lear Acquisition Company, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Rinker Materials Corporation, a Georgia corporation ("Parent"), is offering to purchase all the issued and outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Kiewit Materials Company, a Delaware corporation (the "Company") (including any Shares that may be issued upon conversion of the Company's 8.028% Series 2000A Convertible Debentures due 2010, 7.35% Series 2000B Convertible Debentures due 2010, 8.25% Series 2000C Convertible Debentures due 2010, 7.81% Series 2000D Convertible Debentures due 2010 and 6.60% Series 2001 Convertible Debentures due 2011 (collectively, the "Debentures")), for total consideration (the "Offer Price") of $17.00 per Share net to the seller in cash without interest, subject to reduction only for any applicable backup withholding or stock transfer taxes required by law to be withheld from payments to you, on the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related transmittal letter (the "Transmittal Letter"). The tender offer described in this Offer to Purchase is referred to as the ("Offer"). Unless the context indicates otherwise, as used herein, references to "you" or "Stockholders" shall mean holders of Shares and references to "we" or "us" shall mean Purchaser.

     You will not be obligated to pay brokerage fees or commissions on the sale of Shares pursuant to the Offer, although, as set forth in Instruction 6 of the Transmittal Letter, any applicable stock transfer taxes required by law to be withheld will be deducted from the Offer Price you will receive for your Shares. If your shares are pledged, your lender may charge you a fee in connection with your tender of Shares. If you fail to complete and sign the Substitute Form W-9 that is included in the Transmittal Letter, you may be subject to a required U.S. federal backup income tax withholding of 30% of the gross proceeds payable to you in the Offer. See "Terms of the Offer -- Backup Withholding." We will pay all charges and expenses of the Depositary, and D.F. King & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See "Fees and Expenses."

     The board of directors of the Company (the "Board of Directors" or the "Board") has unanimously approved the Agreement and Plan of Merger, dated as of July 9, 2002, by and among Purchaser, Parent and the Company (the "Merger Agreement"), the Offer and the Merger (as defined herein), determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the Stockholders, and is unanimously recommending that the Stockholders accept the Offer and tender their Shares to Purchaser. The factors considered by the Board in arriving at its decision to approve the Merger Agreement, the Offer, and the Merger and to recommend unanimously that the Stockholders accept the Offer and tender their Shares pursuant to the Offer are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") and being delivered to you by the Company together with this Offer to Purchase. In addition, the Board of Directors of the Company has waived the restrictions on transfers of Shares contained in the Company's Restated Certificate of Incorporation (the "Restated Certificate") to the extent necessary to permit holders of Shares to tender their Shares in the Offer.

     The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and all of the equity interests in, the Company. If all the conditions to the Offer are satisfied or, to the extent permitted, waived, and we purchase Shares tendered in the Offer, the Merger Agreement contemplates that Parent will acquire the remaining Shares that were not tendered in the Offer (if any) by merging Purchaser with the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), with the Company being the surviving corporation (the "Surviving Corporation") as a wholly owned subsidiary of Parent. As a result of the Merger, Purchaser will cease to exist as a separate corporate entity.

     Pursuant to the Offer, we are not required to purchase Shares unless, among other things, there is validly tendered and not properly withdrawn prior to the expiration of the Offer at least 90% of the total number of outstanding Shares on a fully diluted basis (including any Shares that may be issued upon the conversion of the Debentures) at the expiration of the Offer (the "Minimum Condition"). However, Parent may agree to waive the Minimum Condition if it has acquired at least a majority of the Shares on a fully diluted basis.

     The Company has represented to us that, as of July 9, 2002, there were 36,003,436 Shares, and no shares of the Company's preferred stock, issued and outstanding. Also, as of that date, there were 2,118,537 Shares reserved for issuance upon conversion of the Debentures outstanding. Based on the foregoing and assuming (i) Parent has not waived the Minimum Condition, (ii) all of the Debentures have been converted in full into shares, and (iii) no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been issued other than as set forth above, we would need to purchase approximately 34,309,776 Shares pursuant to the Offer for the Minimum Condition to be satisfied.

     If the Minimum Condition and other conditions to the Offer are satisfied (or, to the extent permitted, waived) and the Offer is consummated, we will own a sufficient number of Shares to ensure that the Merger (if necessary) will be approved. In addition, under the DGCL if the Minimum Condition is satisfied and not waived by us, we will be able to cause the Merger to occur without requiring a vote of the Stockholders. If, however, we waive the Minimum Condition to the extent permitted under the Merger Agreement and complete the Offer, a vote of the Stockholders will be required under the DGCL to approve the Merger, although our ownership would guarantee approval of the Merger.

     Certain other conditions to the Offer are described in "Certain Conditions of the Offer." We expressly reserve the right, in our sole discretion, to waive any one or more of the conditions to the Offer in accordance with the terms of the Merger Agreement, except that with respect to the Minimum Condition, we may waive such condition by reducing the percentage of Shares necessary to satisfy such condition to not less than a majority of the Shares on a fully diluted basis.

     This Offer to Purchase and the Transmittal Letter contain important information which should be read carefully before any decision is made with respect to the Offer.

                               TERMS OF THE OFFER

GENERAL

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on September 25, 2002, unless the Offer has been extended in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the latest time and date at which the Offer (not including any Subsequent Offering Period (as defined below)), as so extended, will expire. Under the Merger Agreement, we may not accept for payment or pay for Shares in the Offer prior to September 25, 2002, and the Expiration Date cannot be extended beyond November 8, 2002 (except as set forth in "-- Extension of the Offer" below). We may also extend the Expiration Date for any period required by SEC rule or regulation in connection with an increase in the consideration to be paid in the Offer.

     If by the Expiration Date any or all of the conditions to the Offer have not been satisfied, we may, subject to the applicable rules and regulations of the SEC and subject to the terms of and the limitations set forth in the Merger Agreement, (a) terminate the Offer, not pay for any Shares and return all tendered Shares to tendering Stockholders, (b) waive or reduce all the unsatisfied conditions and, subject to any required extension, accept for payment and pay for all Shares validly tendered prior to the Expiration Date,
(c) extend the Offer in the manner described below and, subject to your right to withdraw Shares, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer.

AMENDMENT OF THE OFFER

     In the Merger Agreement, we agreed that we will not, without the prior written consent of the Company, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) reduce the maximum number of Shares to be purchased in the Offer, (d) amend or waive satisfaction of the Minimum Condition, other than to reduce the required percentage of Shares to any percentage that is not less than a majority, (e) impose additional conditions to the Offer in addition to those set forth in "Certain Conditions of the Offer" (collectively, the "Offer Conditions"), or (f) amend any other condition or term of the Offer in any manner adverse to the Stockholders.

EXTENSION OF THE OFFER

     The Merger Agreement provides that we will extend the Expiration Date from time to time (with each such extension not to exceed ten business days) if at the scheduled expiration date of the Offer (i) any of the Offer Conditions (other than the Minimum Condition) have not been satisfied or waived but are reasonably capable of being satisfied on or before November 8, 2002, or (ii) the Minimum Condition shall not have been satisfied, or, to the extent permitted by the Merger Agreement, waived. In the event of any such extension, the Expiration Date shall not be extended beyond November 8, 2002 without the prior written consent of Purchaser and the Company, except as otherwise described below regarding an "Insurance Recovery Notice." However, under no circumstances will the Offer expire prior to 5:00 p.m. on September 25, 2002. The Merger Agreement also provides that, without the prior consent of the Company, we may extend the Offer for any period required by any rule or regulation of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer, but there can be no assurance that we will exercise our right to extend the Offer. No interest will be paid on the Offer Price for Shares tendered, whether or not we exercise our right to extend the Offer. The foregoing rights and obligations are in addition to our rights pursuant to "Certain Conditions of the Offer."

     Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of

Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a national news service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

     If we make a material change in the terms of the Offer, the information concerning the Offer, or waive a material condition of the Offer, we will extend it to the extent required by Rule 14e-1 under the Exchange Act.

     If there shall have occurred any event, or the disclosure of any act, omission, fact or circumstance, that individually or when considered together with any other matter, may have a Material Adverse Effect (as defined in "Merger Agreement and Related Matters - Termination - Certain Material Adverse Effects"), and the Company has a claim for an insurance recovery for any such occurrence, which, if paid (or if the carrier accepts coverage for such claim), would result in there being no Material Adverse Effect, then such occurrence shall not be deemed for the purpose of the Merger Agreement to constitute a Material Adverse Effect until the carrier of any applicable insurance has provided a final written notice to the Company of whether coverage of any such claim or any portion thereof for which a recovery is being sought will be unconditionally accepted or denied (an "Insurance Recovery Notice"). In the event that an Insurance Recovery Notice is provided, the Expiration Date will be extended to ten business days after the date on which such Insurance Recovery Notice is obtained, but in no event shall the date be extended beyond December 8, 2002, and all references in the Merger Agreement and this Offer to Purchase to the date "November 8, 2002" shall be so modified to reflect such extension. See "Merger Agreement and Related Matters -- Termination -- Certain Material Adverse Effects."

CONSEQUENCES OF MATERIAL CHANGES IN THE OFFER

     If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, the Offer must remain open for a minimum period of ten business days.

SUBSEQUENT OFFERING PERIOD

     Pursuant to Rule 14d-11 under the Exchange Act and the Merger Agreement, we may, subject to certain conditions, provide a Subsequent Offering Period from three to five business days in length following the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which you may tender Shares not previously tendered into the Offer. Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Withdrawal Rights." We will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. We may elect to provide a Subsequent Offering Period by giving oral or written notice of such Subsequent Offering Period to the Depositary. If we decide to provide a Subsequent Offering Period, we will make an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

     Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things, (i) the initial offering period (which will expire on September 25, 2002, unless extended) has expired, (ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) we immediately accept and promptly pay for all Shares tendered during the initial offering period prior to its expiration, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (v) the Offer is for all outstanding Shares and
(vi) we immediately accept and promptly pay for all Shares as they are tendered during the Subsequent Offering Period.

     If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in "Withdrawal Rights." However, our ability to delay the payment for Shares we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's Offer.

MAILING OF THE OFFER

     The Company has provided us with the names and addresses of all Stockholders and holders of Debentures for the purpose of disseminating this Offer to Purchase to Stockholders and, to the extent they decide to exercise their conversion rights, holders of Debentures. We will mail or cause to be mailed this Offer to Purchase, the related Transmittal Letter and other relevant materials to record holders of Shares and Debentures.

PROCEDURES FOR TENDERING SHARES

     Valid Tender. For you to validly tender Shares in the Offer, you must deliver to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date (a) a properly completed and duly executed Transmittal Letter (or facsimile thereof), together with any required signature guarantees, (b) all certificates representing the Shares to be tendered ("Share Certificates"), and (c) any other documents required by the Transmittal Letter. Persons who hold Debentures and wish to tender the Shares that they may receive upon the conversion of such Debentures must first properly exercise such conversion rights. See "-- Procedures for Tendering Shares -- Special Procedures for Holders of Debentures."

     Signature Guarantees. No signature guarantee is required on the Transmittal Letter if the Transmittal Letter is signed by the registered holder of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions to be Completed by Pledgees and Others" or the box entitled "Special Payment Instructions to be Completed by Pledgees and Others" on the Transmittal Letter. If a signature guarantee is required, a bank, savings and loan association or brokerage firm that is a participant in the Securities Transfer Agents Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution" as such term is defined under the Exchange Act (each such institution, an "Eligible Institution"), must guarantee all signatures on the Transmittal Letter. See Instructions 1 and 5 of the Transmittal Letter and "-- Procedures for Tendering Shares -- Special Procedures for Holders of Pledged Shares."

     If Share Certificates are registered in the name of a person other than the signer of the Transmittal Letter, or if payment is to be made, or Share Certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates, stock powers and the Transmittal Letter guaranteed as described above. See Instructions 1 and 5 of the Transmittal Letter.

     If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Transmittal Letter (or a facsimile thereof) with all requisite signature guarantees must accompany each such delivery.

     Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of (a) Share Certificates for such Shares, (b) a Transmittal Letter (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Transmittal Letter. Accordingly, tendering Stockholders may be paid at different times depending upon when Share Certificates with respect to Shares are actually received by the Depositary.

     Under no circumstances will we pay interest on the Offer Price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

     Our acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and us upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Transmittal Letter as set forth above, you are irrevocably appointing our designees as your attorneys-in-fact and proxies in the manner set forth in the Transmittal Letter, each with full power of substitution, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase, July 23, 2002 (the "Applicable Date"). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that we accept such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Our designees will be empowered to exercise all voting and other rights with respect to the Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of Stockholders. The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's Stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer (to the extent permitted by the Merger Agreement) or any defect or irregularity in the tender of any Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Transmittal Letter and its instructions) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or you fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and the payment of cash to you pursuant to the Offer may be subject to backup withholding of 30% of the amount of such payment. All Stockholders surrendering Shares pursuant to the

Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Transmittal Letter to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary).

     Noncorporate foreign Stockholders should complete and sign the main signature form and, if eligible, a Certificate of Foreign Status, Form W-8BEN, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Transmittal Letter.

     Special Procedures for Holders of Debentures. All of the Company's outstanding series of Debentures are convertible into Shares, under certain circumstances, including during the 30-day period preceding the date the Debentures have been called for redemption by the Company. A total of 2,118,537 Shares have been reserved for issuance upon conversion of the Debentures into Shares.

     On July 15, 2002, the Company issued a notice (the "Redemption Notice") to redeem all of the outstanding Debentures on August 19, 2002 (the "Redemption Date") at 100% of the principal amounts thereof, with interest accrued to the Redemption Date (the "Redemption Price"). This Redemption Notice was separately mailed by the Company to the holders of the Debentures. Accordingly, the holders of Debentures may exercise their right to convert their Debentures into Shares during the 30-day period ending on August 19, 2002. If a Debenture is not timely converted into Shares, the holder of the Debenture will receive payment of the Redemption Price.

     In order for a holder of Debentures to tender in the Offer any or all Shares that may be acquired by that holder upon a conversion of Debentures, the holder must first properly exercise his or her conversion rights in accordance with the terms of Debentures, the indenture under which the Debentures were issued and the Redemption Notice. The conversion procedure is detailed in the Redemption Notice and the form of Conversion Notice that accompanied the Redemption Notice. Once the conversion rights are properly exercised and the Company has issued to the holder a certificate evidencing the Shares issued upon conversion of such Debentures, the holder may then comply with the terms of this Offer and tender those Shares to Purchaser as otherwise described in "-- Procedures for Tendering Shares."

     Special Procedures for Holders of Pledged Shares. If Shares are pledged to a bank, financial institution or other lender (a "Pledgee") as collateral for money borrowed, and the Stockholder wishes to tender such Shares in the Offer, he or she must first contact the Pledgee to help complete the Transmittal Letter and to arrange for the delivery of his or her Share Certificates to us. Subject to, and effective upon, acceptance for payment of the Shares tendered in the Offer and the delivery to the Pledgee of the Offer Price for all Shares purchased from the Stockholder, the Pledgee must agree to (i) cancel and terminate any pledge agreement and all other security interests arising with respect to the Shares, (ii) have no rights with respect to the Shares, and (iii) cancel and terminate any other restrictions with respect to the Shares that would prevent or restrict the consummation of the Offer or our ability to receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares and all distributions related thereto.

     If the Shares are not purchased pursuant to the Offer for any reason, then
(i) the Share Certificates for any such unpurchased Shares will be returned to the Pledgee, without expense to Pledgee and as promptly as practicable after the expiration, termination or withdrawal of the Offer and (ii) the cancellations, terminations and agreements set forth in the previous paragraph will be of no force and effect whatsoever with respect to such unpurchased Shares. All signatures on the Transmittal Letter with respect to pledged Shares must be guaranteed as described in "-- Procedures for Tendering Shares -- Signature Guarantees" above in accordance with the instructions to the Transmittal Letter. Failure to follow these procedures will render any purported tender of Shares ineffective.

                               WITHDRAWAL RIGHTS

     Except as otherwise described in this section, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless previously accepted for payment pursuant to the Offer, such Shares may also be withdrawn at any time after September 20, 2002 (except with respect to any Subsequent Offering Period, in which case no Shares may be withdrawn).

     For your withdrawal to be effective, you must timely deliver to the Depositary a notice of withdrawal by facsimile, hand delivery or overnight courier as set forth on the back cover page of this Offer to Purchase. This notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.

     You may not rescind a withdrawal of Shares, and any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in "Procedures for Tendering Shares" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in this section. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If we provide a Subsequent Offering Period following the Offer, no Withdrawal Rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

                       ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, by accepting for payment and paying for, all Shares validly tendered and not withdrawn (as permitted by "Withdrawal Rights") promptly after the Expiration Date. Subject to the terms of the Merger Agreement, we will determine all questions as to the satisfaction of such terms and conditions in our reasonable discretion, and our determination will be final and binding on all parties. We expressly reserve the right, in our reasonable discretion, to delay acceptance for payment of or payment for Shares if necessary to comply with governmental regulatory approvals. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for such Shares, (b) a Transmittal Letter (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Transmittal Letter.

     For purposes of the Offer, we will be considered to have accepted for payment, and thereby purchased, Shares validly tendered as, if and when we give written notice to the Depositary of our acceptance for payment such validly tendered Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for validly tendering Stockholders for the purpose of receiving payment from us and transmitting payment to tendering Stockholders.

     Under no circumstances will we pay interest on the Offer Price regardless of any extension of the Offer or any delay in making such payment.

     Upon the deposit of all required funds with the Depositary for the purpose of making payments in full to tendering Stockholders, our obligation to make such payment shall be satisfied and tendering Stockholders must thereafter look solely to the Depositary (and, in the case of pledged Shares, the Pledgee) for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Any amounts related to applicable backup withholding or stock transfer taxes required by law to be withheld from payments to a Stockholder in connection with the transfer and sale to us of Shares pursuant to the Offer shall be paid out of the Offer Price for those Shares. We will pay all charges and expenses of the Depositary and the Information Agent.

     If we are delayed in our acceptance for payment of or payment for Shares or we are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in "Withdrawal Rights."

     If we do not purchase any tendered Shares pursuant to the Offer for any reason, we will return Share Certificates for any such unpurchased Shares, without expense to you and promptly after the expiration, termination or withdrawal of the Offer.

     If prior to the expiration date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to all holders of Shares that are purchased in the Offer, whether or not such Shares were tendered prior to the increase in price.

     If we provide a Subsequent Offering Period following the Offer, we will immediately accept and promptly pay for all Shares as they are tendered in the Subsequent Offering Period.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a description of all tax consequences that may be relevant to you, and assumes an understanding of tax rules of general application. It does not address special rules, which may apply to you based on your tax status, individual circumstances or other factors unrelated to the Offer or the Merger. It also does not address the applicability or consequences arising under any foreign (non-U.S.) tax laws or rules. You are encouraged to consult your own tax advisors regarding the Offer and the Merger.

GENERAL

     Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. The gain or loss will be a capital gain or loss if the Shares are held as capital assets by you and will be a long-term capital gain or loss if your holding period for U.S. federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate Stockholder is generally subject to a maximum federal tax rate of 20%. A Stockholder's ability to use capital losses to offset ordinary income is limited.

BACKUP WITHHOLDING

     Under the U.S. federal income tax backup withholding rules, unless an exemption applies, we will be required to withhold 30% of all payments to which you are entitled pursuant to the Offer, unless you provide a tax identification number and certify under penalties of perjury, that the number is correct. If you are an individual, the tax identification number is your social security number. If you are not an individual, the tax identification number is your employer identification number. You should complete and sign the Substitute Form W-9, which will be included with the Transmittal Letter to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Certain Stockholders, including corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements.

     In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit, if eligible, a Certificate of Foreign Status on Form W-8BEN attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's U.S. federal income tax liability for that year.

     The foregoing U.S. federal income tax discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Internal Revenue Code, such as certain non-U.S. Persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of individual circumstances. The discussion is included for general information only and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. You are urged to consult your own tax advisor with respect to the tax consequences of the Offer and the Merger, including the application and effect of state, local, or foreign income or other tax laws.

                  PRICE RANGE OF AND DIVIDENDS ON COMMON STOCK

     The Shares are not listed on a national securities exchange or quoted on an inter-dealer quotation system. Thus, historical market or trading prices for the Shares are not available.

     The Restated Certificate contains restrictions on the transferability of Shares. The Restated Certificate also requires the Company, subject to the conditions and limitations set forth in the Restated Certificate, to purchase Shares from holders who wish to sell them based upon a formula price. The formula price is based, in large part, on the prior year-end book value of the Company and remains fixed for the calendar year. According to the Company, the formula price was $7.14 per Share in 2000 and $7.86 per Share in 2001, and is $8.77 per Share in 2002. The 2002 per Share formula price will remain in effect for the rest of 2002. See "Certain Information Concerning the Company -- Selected Consolidated Financial Information."

     The Company has not in the past and does not intend in the future to pay dividends on its Common Stock. Further, the Merger Agreement does not permit the Company to pay any such dividends.

         EFFECT OF THE OFFER ON THE COMPANY'S EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with Stockholders' meetings and the related requirement of furnishing an annual report to Stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. It is likely that we will file notice to terminate registration of the Shares on behalf of the Company at the conclusion of the Offer if the Minimum Condition is satisfied (although we may be subject to proxy rules until effectiveness of the termination of registration) and if after the completion of the Offer the Company has fewer than 300 Stockholders of record. If more than 300 Stockholders of record remain at the completion of the Offer and the Merger is thereafter consummated, we will file notice to terminate such registration upon the Effective Time of the Merger.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise described in this Offer to Purchase, all of the information concerning the Company contained herein has been furnished by the Company or has been taken from or based upon publicly available information. Neither Purchaser nor Parent has independently verified the accuracy or completeness of such information.

GENERAL

     The Company is a Delaware corporation with its principal executive offices located at 1100 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is
(402) 536-3661. The Company and its subsidiaries operate ready-mix, asphalt and aggregate operations in Arizona, Washington, Oregon, California, Wyoming, Nebraska, Utah and New Mexico. The Company, formerly a wholly owned subsidiary of Peter Kiewit Sons', Inc. ("PKS"), was incorporated on February 2, 1999, to consolidate the materials businesses of PKS under one holding company. The Company has two reportable business segments with three product lines: aggregates, ready-mix concrete and hot-mix asphalt.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is selected consolidated financial information of the Company as published in the Company's Annual Reports on Form 10-K for the years ended December 31, 2001 and December 31, 2000, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, in each instance as filed with the SEC. See "Certain Information Concerning the Company -- Available Information" for information on how to obtain complete copies of these reports and other information about the Company.

                                           FISCAL YEAR ENDED
                                          -------------------     QUARTER ENDED    QUARTER ENDED
                                            2001       2000       MARCH 31, 2002   MARCH 31, 2001
                                          --------   --------     --------------   --------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Results of Operations:
  Total revenue.........................  $508,819   $488,509        $113,231         $113,069
  Net earnings..........................  $ 35,085   $ 27,052        $  6,956         $  5,834
Per Share:
  Net earnings(1)
     Basic..............................  $   0.97   $   0.74        $   0.19         $   0.16
     Diluted............................  $   0.94   $   0.74        $   0.19         $   0.16
  Dividends.............................  $     --   $     --        $     --         $     --
  Formula price(2)......................  $   8.77   $   7.86        $   8.77(4)      $   7.86(4)
  Book value............................  $   8.86   $   7.90              --(5)            --(5)
Financial Position:
  Total assets..........................  $415,649   $376,243        $426,251         $382,536(4)
  Current portion of long-term debt.....  $  1,127   $  1,112        $  1,053         $  1,531
  Long-term debt, net of current
     portion............................  $  2,534   $  3,779        $  1,953         $  3,213
Redeemable Common Stock(3)..............  $320,964   $288,011        $326,762         $292,656

---------------

(1) Basic earnings per share were computed by the Company using the weighted average number of Shares outstanding during each period. Diluted earnings per Share gives effect to Debentures considered to be dilutive common stock equivalents. The potentially dilutive Debentures were calculated by the Company in accordance with the "if converted" method. This method assumes that the after-tax interest expense associated with the Debentures is an addition to income and the Debentures are converted into equity with the resulting Shares being aggregated with the weighted average Shares outstanding.

(2) Pursuant to the Restated Certificate, the formula price calculation is computed annually at the end of the fiscal year. All Share repurchases by the Company commencing during the subsequent year are valued at the previous fiscal year end formula price. See "Price Range of and Dividends on Common Stock." Thus, stock repurchased during 2001 was at $7.86 per Share.

(3) Holders of Shares are prohibited from transferring the Shares in any manner except in a sale to the Company and to certain authorized transferees of the holders. The Company is generally required to purchase all Shares at the formula price. The aggregate redemption value of Shares at March 31, 2002, December 31, 2001 and December 31, 2000 was $316,464, $317,622 and $286,603,
    respectively. See "Price Range of and Dividends on Common Stock." A comparable figure at March 31, 2001 was not provided in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(4) This information is not in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, but was provided by the Company.

(5) This information is not in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

CERTAIN PROJECTIONS

     The Company provided us in its initial offering materials (dated January
2002) with summary projections of the Company that included the following:

                                                                   2002
                                                               ------------
Projected revenues..........................................   $510,574,000
Projected operating earnings................................   $ 52,853,000
Projected net earnings......................................   $ 34,526,000

Separately, the Company provided us with projections of cash at the end of September 2002 of $129,268,000 and at the end of October 2002 of $133,843,000 (together, the "Company's Projections"). The Company had also provided projections for 2001, but those were superseded by the Company's actual financial information as set forth above.

     The Company's Projections were used in our due diligence with respect to the Company, but our offer to purchase was based on our extensive due diligence with respect to the Company's operations. It is our view that while in general the Company's Projections played a small part in making our decisions, the cash projections at September 2002 and October 2002 were a factor, among others, in our decision to proceed without a post-closing adjustment because they indicated that projected cash and working capital at the time of the projected closing would meet Purchaser's expectations. See "Background of the Offer."

     We have been advised by management of the Company that the Company's Projections were produced by the Company's management, were not audited, and were not prepared for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants guide for Prospective Financial Statements. Such information is being included in this Offer to Purchase solely because it was furnished to us in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company have neither examined nor compiled the financial information set forth above and, accordingly, do not express an opinion or any other form of assurance with respect thereto.

     The Company's Projections, while they did not so state on their face, necessarily reflect numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's or our control, may not be apparent on the face of the Company's Projections and do not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. In addition, factors such as economic conditions in the markets served, levels of construction spending in the markets served, transportation costs, competition from existing or future competitors, our ability to integrate acquisitions quickly and effectively, industry performance, regulatory and financial conditions, and our ability to complete successfully the Offer, the outcomes of each of which are difficult to project, may cause the Company's Projections or the underlying assumptions to be inaccurate. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid. Accordingly, there can be no assurance that the Company's Projections will be realized, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that we, the Company or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. Neither Purchaser nor Parent has independently verified the accuracy, reasonableness or completeness of the Company Projections, and the Company has made no representation to us regarding such information.

AVAILABLE INFORMATION

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC's principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at the above address. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC toll-free at (800) SEC-0330. The SEC also maintains a web site on the Internet that contains reports, proxy statements and other information about issuers, such as the Company, who file such reports, statements and information electronically with the SEC. The address of that site is http://www.sec.gov.

      CERTAIN INFORMATION CONCERNING PARENT, PURCHASER AND ULTIMATE PARENT

     Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is a direct wholly-owned subsidiary of Parent. The principal executive offices of Purchaser and Parent are located at 1501 Belvedere Road, West Palm Beach, Florida 33406. The telephone number for Purchaser and Parent is (561) 833-5555.

     Parent is a Georgia corporation and an indirect wholly-owned subsidiary of CSR Limited, incorporated in New South Wales, Australia ("Ultimate Parent"). Parent, through its subsidiaries, is one of the largest producers of construction materials in the United States, with products including concrete, concrete block, crushed stone and sand, asphalt, cement, concrete pipe and products, polyethylene pipe, wallboard and other building materials. Parent's sales for 2001 exceeded $2 billion.

     Ultimate Parent has its principal place of business at Level 1, 9 Help Street, Chatswood, New South Wales 2067, Australia. Its telephone number is
(011) 61 2 9235 8000. Ultimate Parent, through its subsidiaries, is one of the world's largest construction and building materials companies, employing over 16,000 people worldwide at over 600 locations. Additional information concerning Ultimate Parent is set forth in the filings it has made with the SEC, and such filings may be obtained from the SEC as provided in "Certain Information Concerning the Company -- Available Information." The name, citizenship, business address, principal occupation and five-year employment history of each of the directors and executive officers of Purchaser, Parent and Ultimate Parent are set forth in Schedule I to this Offer to Purchase.

     None of Purchaser, Parent, Ultimate Parent nor, to their knowledge, any of the persons listed in Schedule I hereto, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                     INTEREST IN SECURITIES OF THE COMPANY

     Neither Parent, Purchaser, nor any other associate, majority-owned subsidiary or affiliate of Parent or Purchaser (each, a "Purchaser Entity" and collectively, the "Purchaser Entities"), nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any associate thereof, beneficially owns any equity security of the Company.

     No Purchaser Entity, and, to the knowledge of Parent or Purchaser, none of the Persons listed in Schedule I hereto or any associate thereof, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, neither Parent, Purchaser, nor, to the knowledge of either of them, any of the persons set forth on
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning, the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, neither Parent, Purchaser, nor, to the knowledge of either of them, any of the persons listed in Schedule I hereto, has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the knowledge of any of them, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the SEC.

                           SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required to purchase all of the Shares pursuant to the Offer to Purchase, to consummate the Merger and to pay fees and expenses related to the Offer to Purchase and the Merger is estimated to be approximately $650 million. Purchaser will obtain all funds needed for the Offer to Purchase and the Merger from Parent.

     Parent currently anticipates obtaining such funds from standby credit facilities that it maintains with various lenders in the aggregate amount of $810 million, all of which is available for borrowing. One of the facilities has been amended to provide a $100 million increase in the line for five business days, which if borrowed must be repaid within five business days after such funds are borrowed. The maturity dates and interest rates of these facilities are as follows:


                                  Facility                        Maturity                    Interest
   Facility                         Limit                           Date                   Rate Per Annum
------------------              -------------               --------------------          -----------------
Facility No. 1                  $100,000,000                     March 2003               LIBOR plus 0.250%
Facility No. 2                  $100,000,000                     March 2006               LIBOR plus 0.275%
Facility No. 3                  $100,000,000                      July 2006               LIBOR plus 0.340%
Facility No. 4                  $ 50,000,000                     March 2006               LIBOR plus 0.350%
Facility No. 5 (1)              $ 50,000,000                     March 2006               LIBOR plus 0.350%
Facility No. 6                  $ 50,000,000                     April 2004               LIBOR plus 0.325%
Facility No. 7                  $ 10,000,000                     April 2004               LIBOR plus 0.400%
Facility No. 8                  $ 75,000,000                     April 2004               LIBOR plus 0.295%
Facility No. 9                  $ 50,000,000                      July 2004               LIBOR plus 0.350%
Facility No. 10                 $ 50,000,000                      July 2003               LIBOR plus 0.350%
Facility No. 11                 $ 50,000,000                      July 2003               LIBOR plus 0.350%
Facility No. 12                 $ 75,000,000                      July 2003               LIBOR plus 0.300%
Facility No. 13                 $ 50,000,000                      July 2003               LIBOR plus 0.400%
Total                           $810,000,000

---------------
(1) This facility has been amended to provide a $100,000,000 increase in the line for five business days, which if borrowed must be repaid within five business days after such funds are borrowed.


     Otherwise, the relevant terms of these credit facilities, including affirmative and negative covenants, events of default and remedies in the event of default, are substantively similar. As an illustrative example of these credit facilities, we have filed a copy of one of them with the SEC as an exhibit to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit. Pursuant to the rules of the SEC, we have omitted the name of the bank with which we have established this facility from the Schedule TO.

     Borrowings under these facilities will be repaid by Parent in the ordinary course of business, including by utilizing cash on hand of the Company at the time the Merger is complete.

     The Offer is not contingent on Purchaser's or Parent's ability to obtain financing for the Offer. Purchaser and Parent expressly reserve the right to obtain financing for the Offer through alternative sources. However, currently no alternative financing arrangements or alternative financing plans exist.

                            BACKGROUND OF THE OFFER

     In early January 2002, David V. Clarke, the Chief Executive Officer of Parent, was contacted by James Goodwin, a director of the Company and a principal of James Goodwin Inc. and the Company's financial advisor, indicating that the Company was conducting a process to solicit interest in a potential sale of the Company and that Parent was being contacted as a potential bidder.

     On January 10, 2002, the Company and Parent signed a confidentiality agreement. On January 15, 2002, Parent received the Company's Confidential Memorandum which was provided to assist potential bidders to determine whether to submit an indication of interest with regard to a potential acquisition of the Company. On January 30, 2002, Parent submitted a non-binding indication of interest, which indication was based solely on the Confidential Memorandum and certain supplemental information provided by the Company as to potential corporate overhead savings and in response to six questions posed by Parent, but without the Parent's conducting due diligence.

     Thereafter, representatives of Parent attended presentations by Company management and conducted a preliminary due diligence review of the Company. On May 13, 2002, Parent submitted a bid to acquire the Company through a merger (without a tender offer). The bid was $652 million, or approximately $17.10 per share. However, this amount was based upon the assumption that cash and working capital would be $142 million at closing. The value of the Company and thus the bid price per share was determined principally by a calculation of the present value of various projections of future cash flows of the Company based on recent financial performance and Parent's view of the future. Such view was based primarily on an analysis of the quality of the assets owned or leased by the Company, the prices received by the Company for the materials sold by the Company in the various markets where it competes, the operating costs of the Company, projected opportunities for the Company to maintain or improve the profit margin it historically earned and the opportunities to expand the geographic areas where the Company sold these materials. In addition, the bid was subject to a post-closing purchase price adjustment up or down based upon the cash and working capital of the Company on the closing date and was subject to a variety of conditions, including the completion of a number of due diligence matters. The bid also contained an escrow of a portion of the purchase price and an indemnity from the Stockholders for breaches of the Company's representations and warranties in the merger agreement.

     On May 15, 2002, Peter W. Trimble, the Vice President -- Strategy & Development of Parent, received a telephone call from Mr. Goodwin indicating that the Company was interested in pursuing a transaction with Parent if Parent would change the conditions in its bid relating to the escrow, the indemnification and several other provisions. On May 16 and 17, 2002, Mr. Clarke, Thomas G. Burmeister, Parent's Chief Financial Officer, Mr. Trimble, Mike F. Egan, Parent's Vice President and General Counsel, and Thomas B. Hyman, Jr. and Edward W. Kallal, Jr. of Sutherland Asbill & Brennan LLP ("Sutherland"), Parent's legal counsel, met in New York with Mr. Goodwin, Donald E. Bowman, the Company's Chief Financial Officer, Mark E. Belmont, the Company's General Counsel, and David K. Boston and Stuart R. Goldfarb of Willkie Farr & Gallagher ("Willkie Farr"), legal counsel to the Company. The primary purpose of this meeting was to discuss the terms and conditions of Parent's bid and to agree upon the scope and timing of the remaining due diligence review of the Company to be conducted by Parent. Parent and the Company identified a number of areas with respect to which Parent would conduct additional due diligence.

     Following these meetings, the Company agreed on May 20, 2002 to deal exclusively with Parent for a 30-day period regarding a sale of the Company, and an exclusivity letter was signed on that date. Thereafter, the exclusivity period was extended three times. On June 19, 2002, it was extended through June 21, 2002. After May 20, 2002, the parties continued to negotiate the terms of the Merger Agreement and related documents, Parent conducted further due diligence, and Parent's senior management had numerous telephone conversations with the Company's management concerning the various agreement drafts and various aspects of the Company and its business. On June 21, 2002, representatives of Parent and Sutherland met with Mr. Goodwin and representatives of Willkie Farr in New York to review the status of the negotiations of the transaction, including the Merger Agreement and Parent's due diligence of the Company. Mr. Bowman and Mr. Belmont participated in this meeting via telephone. Following this meeting, the exclusivity letter was extended through June 24, 2002 with Parent undertaking to consider a transaction with a fixed per share purchase price and no post-closing working capital adjustment, because its removal simplified the transaction, provided the parties and the Stockholders with certainty as to the purchase price, and projected cash and working capital at the time of the projected closing would meet Parent's expectations. On June 24, 2002, the exclusivity period was extended again until July 8, 2002.

     Following the meeting on June 21, 2002, the parties continued negotiations as to the purchase price and other terms and conditions of the Offer. Parent indicated that it would consider a fixed purchase price of $17.00 per share with no post-closing cash and working capital adjustment if Parent became satisfied through its due diligence prior to the execution of the Merger Agreement that projected cash and working capital at the time of the projected closing would meet Parent's expectations. The parties entered into the Merger Agreement on July 9, 2002, providing for a purchase price of $17.00 per share, payable as provided in the Merger Agreement and as described in this Offer to Purchase. See "Introduction." The $17.00 per share purchase price represented a net reduction in the aggregate purchase price to the Parent from Parent's bid submitted on May 13, 2002. The price was reduced primarily as a result of Parent's view as to the financial impact of items revealed during Parent's final due diligence, principally pending contractual disputes and potential environmental remediation obligations.

                      MERGER AGREEMENT AND RELATED MATTERS

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit (the "Schedule TO"). The Merger Agreement may be examined and a copy of it may be obtained in the manner set forth in "Certain Information Concerning the Company -- Available Information."

THE OFFER

     Under the Merger Agreement, we agreed to commence the Offer within ten business days after July 9, 2002, the date on which the Offer was announced. We also agreed that, upon the terms and subject to prior satisfaction or waiver of certain conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not properly withdrawn on or prior to the Expiration Date, as it may be extended from time to time. The conditions to the Offer are described in "Certain Conditions to the Offer" and are referred to herein as the "Offer Conditions."

DESIGNATION OF DIRECTORS

     Subject to applicable law, promptly upon the purchase by us of any Shares pursuant to the Offer, and from time to time thereafter as we acquire Shares, Parent will have the right under the Merger Agreement to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Parent representation on the Board equal to the product of (i) the total number of directors on the Board (giving effect to any increases in the number of directors on the Board in accordance with the terms of the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Parent, Purchaser or any of their respective affiliates bears to the number of Shares outstanding. However, prior to the completion of the Merger, the Board shall always have at least one director who is neither an officer of the Company nor is a designee, stockholder, affiliate or associate of Parent (the "Independent Director"). The Company also agreed to cause individuals designated by Parent to constitute the same percentage as is on the entire Board to be on (i) each committee of the Board of Directors and (ii) each board of directors and each committee thereof of each subsidiary of the Company. The Merger Agreement provides that the Company will, upon Parent's request, promptly take all actions necessary to cause Parent's designees to be validly elected or appointed to the Board, including without limitation, increasing the size of the Board or securing the resignations of such number of directors as is necessary to provide us with such level of representation. The identity, background and certain other information of the individuals Parent may designate for appointment to the Board under this provision are included in the Schedule 14D-9.

THE MERGER

     The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation") in the Merger. Following the Merger, the Company will be a wholly owned subsidiary of Parent. As a result of the Merger, Purchaser's separate corporate existence will cease.

MERGER WITHOUT A MEETING OF STOCKHOLDERS

     The Merger Agreement provides that if Purchaser has not waived the Minimum Condition and has purchased the Shares tendered in the Offer, the Company shall, at Parent's request, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the Stockholders, in accordance with Section 253 of the DGCL. In that event, if you have not tendered your Shares in the Offer, you will be notified that the Merger has occurred and will be provided with information regarding how to receive an amount in cash equal to the Offer Price, without interest, subject to reduction only for any applicable backup withholding or stock transfer taxes required by law to be withheld from payments to Stockholders (the "Merger Consideration"), or exercise your appraisal rights under the DGCL. See "Appraisal Rights."

SPECIAL MEETING OF STOCKHOLDERS

     Unless the Merger is consummated in accordance with Section 253 of the DGCL (as discussed above), the Company is obligated to convene in accordance with applicable law a special meeting of its Stockholders promptly following the consummation of the Offer for the purpose of approving the Merger Agreement and related Merger (the "Special Meeting"). Approval of the Merger will not require a Stockholder meeting and vote unless Purchaser agrees to waive the Minimum Condition and complete the Offer, in which case Purchaser would own less than 90% of the fully diluted Shares. In this case, Purchaser would be unable to consummate the Merger without a Stockholder vote in accordance with Section 253 of the DGCL. In connection with that Special Meeting, the Company will provide to its Stockholders notice of the Special Meeting, a proxy statement and form of proxy or information statement, as the case may be, and any schedules required to be filed with the SEC in connection with the Special Meeting (collectively, the "Proxy Statement"). Except as described below under "Termination," the Proxy Statement will include the recommendation of the Board that Stockholders vote in favor of approval and adoption of the Merger Agreement and the Merger. Parent and Purchaser have each agreed that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned or acquired by Parent, Purchaser or any of their affiliates will be voted in favor of the Merger.

CONVERSION OF SHARES

     At the Effective Time, each outstanding Share (other than (i) Shares (if any) held in the treasury of the Company or owned by Parent, Purchaser or any subsidiary of Parent or Purchaser, all of which will be canceled without any exchange of consideration, or (ii) Shares owned by Stockholders who did not approve the Merger and have properly exercised and perfected appraisal rights in accordance with Section 262 of the DGCL) will, by virtue of the Merger and without action by the holder thereof, be converted into the right to receive the Merger Consideration upon surrender of the certificate representing such Share.

CONVERSION OF EXISTING DEBENTURES

     Under the Merger Agreement, the Company was required to notify promptly all holders of its outstanding Debentures of the Company's redemption thereof as of a date not less than 30 days after the date of the notice. The Company will effect the redemption of the Debentures in accordance with the terms of the applicable indenture under which such Debentures were issued. On July 15, 2002, the trustee of the Debentures, at the Company's request, notified the holders of the Debentures of the Company's election to redeem the Debentures and the holders' right to convert the Debentures into Shares until August 19, 2002. If Debentures are converted into Shares, a Stockholder may then tender such Shares as described in the Offer to Purchase. See "Terms of the Offer -- Procedures for Tendering Shares -- Special Procedures for Holders of Debentures." We have been informed by the Company that as of August 19, 2002, the holders of all of the Debentures have elected to convert such Debentures into Shares.

CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate of Incorporation and the Bylaws of Purchaser in effect immediately prior to the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with its Certificate of Incorporation and Bylaws, and applicable law.

DIRECTORS AND OFFICERS

     Our directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties by Parent, Purchaser and the Company. The Company made representations and warranties as to, among other things:

     - the Company's corporate organization and qualification;

     - the Company's capitalization;

     - the Company's subsidiaries and equity interests;

     - authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

     - absence of conflicts and required filings and consents;

     - filings and reports with the SEC and the Company's financial statements;

     - absence of certain changes or events;

     - litigation;

     - insurance;

     - officers, directors and employment relationships;

     - labor relations;

     - employee benefit plans;

     - information supplied by the Company with respect to the Offer;

     - the conduct of the Company's business;

     - tax matters;

     - environmental matters;

     - the Company's real property;

     - intellectual property;

     - material contracts;

     - payments due to brokers and financial advisors;

     - the application of control share statutes to the Company;

     - Stockholder approvals required to adopt the Merger Agreement;

     - matters related to the Company's customers, suppliers and product liability claims;

     - transactions with affiliates;

     - the Company's books and records; and

     - completeness of information in the representations and warranties.

Purchaser and Parent made representations and warranties as to:

     - corporate organization;

     - capitalization;

     - authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

     - absence of conflicts and required filings and consents;

     - availability of funds;

     - prior activities of Purchaser;

     - payments required to be made to brokers and finders;

     - information supplied by Purchaser and Parent with respect to the Offer;
       and

     - the limited right to use the "Kiewit" name.

COVENANTS

     In addition to the matters described elsewhere in this section, the Merger Agreement includes a number of covenants of the parties relating to: preparation of materials related to the Offer and the Merger, including a Proxy Statement if necessary to solicit approval of the Stockholders; the convening of a meeting of Stockholders, if necessary, to approve the Merger; access to information; notification of certain matters; compliance with laws; confidentiality; public announcements; consents, approvals and filings; delivery of certain documentation; agreements to defend and indemnify; continuation of employee benefits; the payment of transfer taxes; and agreements not to amend certain agreements. The Merger Agreement also obligates the Company and its subsidiaries between the date of the Merger Agreement and the Effective Time (unless Parent otherwise consents in writing) to (i) conduct their operations and take actions only in the ordinary course of business and in a manner consistent with past practice, and (ii) use reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and others with whom the Company and its subsidiaries have significant business relations. Further, the Merger Agreement contains specific restrictive covenants as to the activities of the Company between the date of the Merger Agreement and the Effective Time. The Merger Agreement provides that, except as contemplated or permitted by the Merger Agreement, without first obtaining the written consent of Parent (which consent, with respect to the matters set forth in subsections (c), (d), (e),
(h), (k) below and, to the extent the contemplated action relates to a matter set forth in such subsections, subsection (l), shall not be unreasonably withheld or delayed), the Company will not (and will not permit any of its subsidiaries to):

          (a) amend its Restated Certificate or Bylaws;

          (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make other distributions or loan advances to its parent or the Company, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities (other than repurchases of Shares in accordance with the Company's Restated Certificate or repurchases of the Debentures as provided in the Merger Agreement); (ii) issue, sell, pledge, hypothecate, assign, transfer or otherwise dispose of or encumber (whether or not for value) any (A) additional shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) of its other securities, other than Shares issued upon the conversion of the Debentures; or (iii) split, combine or reclassify any of its outstanding capital stock;

          (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, except, with respect to clauses (A) and (B) above, (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice or (y) other purchases of less than $1,000,000 and otherwise in the ordinary course of business consistent with past practice;

          (d) except in the ordinary course of business, enter into any material contract that involves future aggregate annual payments of $1,000,000 or more, amend in any material respect or terminate any material contract, or waive, release or assign any material rights or claims thereunder;

          (e) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material property or assets, other than transfers or dispositions of (i) excess or obsolete assets, (ii) assets in the ordinary course of business and consistent with past practice, or (iii) assets having an aggregate value of no more than $1,000,000;

          (f) (i) enter into any employment or severance agreement with or, except in accordance with the existing policies of the Company or any contractual obligation, grant any severance or termination pay to any officer, director or employee of the Company or any subsidiary; or (ii) hire or agree to hire any new or additional officers;

          (g) except as required under the terms of any existing employee benefit plan, employment agreement or other agreement, or to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any employee benefit plan or other arrangement for the current or future benefit or welfare of (i) any director or officer, or
     (ii) other than in the ordinary course of business consistent with past practice, any employee; (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, including without limitation, any payment to the Company's financial advisor, other than such increases in compensation or fringe benefits of, or payments of bonuses to, persons permitted by the Merger Agreement; (C) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company or any subsidiary, pay any benefit not provided for under any employee benefit plan; or (D) issue any Convertible Debentures or make any grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or any removal of existing restrictions in any employee benefit plans or agreements or awards made thereunder;

          (h) (i) except in the ordinary course of business in amounts consistent with past practice, incur or assume any indebtedness for money borrowed; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in accordance with past practice that in the aggregate do not exceed $100,000);

          (i) change the accounting methods used by the Company or its subsidiaries unless required by generally accepted accounting principles;

          (j) other than in the ordinary course of business consistent with past practice, make any tax election or settle or compromise any tax liability;

          (k) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice and involving less than $100,000; or

          (l) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

NO SOLICITATION

     The Company has agreed to cease, and cause its representatives to cease, any existing activities, discussions or negotiations with any parties (other than Parent, Purchaser or any of their respective affiliates) conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal (as defined below). In addition, the Company has agreed not to, and to not permit any of its subsidiaries to:

     - solicit or initiate any inquiries regarding, or the submission of, any Takeover Proposal;

     - participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal; or

     - enter into any agreement with respect to, or approve, any Takeover Proposal.

     For these purposes, a "Takeover Proposal" means any proposal or offer from a third party to acquire beneficial ownership of all or a material portion of the assets of the Company or any of its material subsidiaries or 30% or more of any class of equity securities of the Company or any of such subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of such subsidiaries, with a "material portion" of the assets of the Company or any material subsidiary to be at least 30% of the book value of such entity's assets.

     Notwithstanding the foregoing, the Company and the Board of Directors may take and disclose to the Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or make any disclosure to the Stockholders if, based on advice from outside counsel, the Board of Directors determines in good faith that failing to do so would be reasonably likely to violate its fiduciary duty under the DGCL. Further, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person or group, and may negotiate and participate in discussions and negotiations with such person or group concerning a Takeover Proposal if (i) such person or group has submitted an unsolicited written Takeover Proposal which the Board of Directors believes in good faith is reasonably likely to lead to a Superior Proposal (as defined below) and (ii) the Board of Directors determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate the Board of Directors' fiduciary duties to the Stockholders under the DGCL. The Company has agreed to promptly notify Parent of the existence and material terms of any proposal or inquiry received by the Company from a third party after the date of the Merger Agreement with respect to any Takeover Proposal prior to furnishing any non-public information to, entering into negotiations with, or accepting a Superior Proposal from such third party. The Company has also agreed to use all reasonable efforts to keep Parent informed of the status and details of any such Superior Proposal. Under the Merger Agreement, a Superior Proposal means a bona fide written Takeover Proposal by a third party, where (i) the Board of Directors determines in good faith that such proposal is more favorable to the Stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor), (ii) financing, to the extent required, is then committed for such proposal or in the good faith judgment of the Board of Directors is reasonably likely to be obtained by such third party and (iii) in the good faith reasonable judgment of the Board of Directors of the Company, such proposal is reasonably likely to be consummated.

     Except as described below, the Company has agreed that neither the Board of Directors nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or a committee thereof of the Merger Agreement or the transactions contemplated thereby, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal.

     The Board of Directors may, prior to the time of acceptance for payment of Shares pursuant to the Offer, withdraw or modify its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, only if (i) the Company shall have received a Superior Proposal and (ii) the Board of

Directors determines in good faith, based upon advice of outside counsel, that the failure to take such action would be reasonably likely to violate the Board's fiduciary duties to the Stockholders under the DGCL.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

     The Merger Agreement requires that Parent shall cause the Surviving Corporation to honor all rights to indemnification existing in favor of the present or former directors, officers, employees or agents of the Company and its subsidiaries and persons serving in like capacities for another corporation or entity at the request of the Company (collectively, the "Indemnified Parties") arising out of or pertaining to any act or omission of any Indemnified Party occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by the Merger Agreement, as such indemnification rights are provided in the Restated Certificate or Bylaws of the Company or any of its subsidiaries in effect as of the date of the Merger Agreement. These obligations shall continue for six years after the Effective Time. Further, the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties.

     The Company has obtained, or it will obtain prior to the Effective Time, an extension of coverage for its existing directors' and officers' liability insurance policy and certain other insurance policies described in the Merger Agreement in an amount not less than the coverage that was in place as of the date of the Merger Agreement. The Surviving Corporation shall not terminate or modify this coverage, and neither Parent nor the Surviving Corporation shall have any obligation to purchase any additional insurance with respect to the Indemnified Parties or to make any payments with respect to this coverage. The Surviving Corporation shall not have any obligation to provide indemnification as described above unless (i) the carrier of these insurance policies has denied coverage of the claim (or any portion thereof) for which indemnification is being sought and the claimant has cooperated with the reasonable requests of the Surviving Corporation regarding such policies, or (ii) the coverage under such policies has been exhausted.

     In the event the Surviving Corporation consolidates with or merges into or otherwise transfers all or substantially all of its assets, proper provision will be made so that the successor assumes the foregoing obligations.

EMPLOYEE MATTERS

     The Merger Agreement requires the Surviving Corporation and its subsidiaries to comply with the terms of all existing written employment, severance, consulting and salary continuation agreements between the Company or any subsidiary and any current or former officer, director, employee or consultant of the Company or any subsidiary or group of such officers, directors, employees or consultants. To the extent permitted under any applicable law, each employee of the Company or any subsidiary shall be given credit under the following employee benefit plans maintained by Parent in which they become participants as employees of the Surviving Corporation or any subsidiary for all service currently credited by the Company or such subsidiary under comparable plans of the Company or any subsidiary: (i) under Parent's 401(k) plans, for purposes of eligibility to participate and vesting; (ii) under Parent's severance policy, for purposes of eligibility to participate and the calculation of the amount of the severance payment; and under the Company's severance policy, such calculation is currently made on the basis of one week of severance pay for each full year of service (but limited in all events to 26 weeks of severance pay); and (iii) under Parent's paid time off policy, for purposes of eligibility to participate and of the calculation of the amount to be accrued. If any such employee participates in any of Parent's defined benefit pension plans (which is not expected to occur), no service credit will be granted.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Pursuant to the Merger Agreement, the parties' obligations to consummate the Merger are subject to the following conditions:

     - We must have purchased all Shares validly tendered and not withdrawn pursuant to the Offer;

     - If required by the DGCL or the Restated Certificate, the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the Stockholders; and

     - No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any governmental entity that has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

TERMINATION

     The Merger Agreement provides that it may be terminated and the Merger may be abandoned prior to the Effective Time, whether before or after securing any required approval of the Stockholders, under the following circumstances.

     Mutual Agreement. The Merger Agreement may be terminated by mutual written consent of Parent and the Company.

     By Parent or the Company. The Merger Agreement may be terminated by either Parent or the Company if any governmental entity shall have issued an order, decree or ruling or taken any other action (and the parties to the Merger Agreement have agreed to use reasonable efforts to have such order, decree, ruling or other action vacated or reversed) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement.

     By the Company.  The Merger Agreement may be terminated by the Company if:

     - the Company has approved a Superior Proposal in accordance with the Merger Agreement;

     - Parent or Purchaser shall have terminated the Offer or the Offer expires without Purchaser purchasing any Shares pursuant to the Offer, provided that the Company may not terminate the Merger Agreement for this reason if the Company is in material breach of the Merger Agreement;

     - Parent or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform has not been cured within 30 days following written notice thereof to Parent from the Company; or

     - the Offer shall not have expired or been terminated on or before November 8, 2002; provided that the Company may not terminate the Merger Agreement for this reason if the Company is in material breach of the Merger Agreement.

     By Parent or Purchaser. The Merger Agreement may be terminated by Parent or Purchaser if:

     - prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have (i) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement and the Merger, (ii) approved a Takeover Proposal, or (iii) waived the transfer restrictions contained in the Restated Certificate to enable a third party to acquire more than 15% of the outstanding Shares;

     - the Offer expires without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate the Merger Agreement for this reason if Parent or Purchaser is in material breach of the Merger Agreement;

     - the Company shall have breached in any material respect any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform has not been cured within 30 days following written notice thereof to the Company from Parent;

     - the Company shall have breached any of its representations or warranties contained in the Merger Agreement, which breach:

      - without regard to any materiality qualifier in such representation or warranty, has or is reasonably likely to have a Material Adverse Effect (as defined in "-- Termination -- Certain Material Adverse Effects" below); and

      - has not been cured within 30 days following written notice thereof to the Company from Parent; or

     - the Offer shall not have expired or been terminated on or before November 8, 2002; provided that Parent or Purchaser may not terminate the Merger Agreement for this reason if Parent or Purchaser is in material breach of the Merger Agreement.

     Certain Material Adverse Effects. If there has occurred any event, or the disclosure of any act, omission, fact or circumstance, that individually or when considered together with any other matter, may have a Material Adverse Effect, and the Company has a claim for an insurance recovery for any such occurrence, which, if paid (or if the carrier accepts coverage for such claim), would result in there being no Material Adverse Effect:

     - Neither Parent nor Purchaser will have the right to terminate the Merger Agreement pursuant to the provisions of the second, third, fourth or fifth bullet points under "-- Termination -- By Parent or Purchaser" above based in whole or in part upon any such occurrence, and such occurrence will not be deemed for the purpose of the Merger Agreement (including with respect to the Offer Conditions) to constitute a Material Adverse Effect, until the carrier of any applicable insurance has provided a final written notice to the Company of whether coverage of any such claim or any portion thereof for which a recovery is being sought will be unconditionally accepted or denied (an "Insurance Recovery Notice");

     - the Expiration Date, and all references in the Merger Agreement (and in this Offer to Purchase) to the date "November 8, 2002," will be deemed to be extended to the date that is ten business days after the date on which such Insurance Recovery Notice is obtained, but in no event shall such date be extended beyond December 8, 2002; and

     - pending the receipt of any Insurance Recovery Notice, the parties shall comply with the terms of the Merger Agreement.

     Under the Merger Agreement, a "Material Adverse Effect" means any act, omission, fact or circumstance that (i) results in or would reasonably be expected to result in (A) the incurrence or increase of an obligation or liability of the Company or any of its subsidiaries, (B) the diminution in value of any of the assets or rights of the Company or any of its subsidiaries, or (C) the effective loss by the Company or any of its subsidiaries of its rights to use any of the assets of the Company and its subsidiaries as such assets are presently used, and (ii) that exceeds, in any such case, individually or in the aggregate, $32,400,000 (after giving effect to any applicable insurance coverage if the Company or its subsidiaries has either received proceeds from such coverage or, subject to the provisions summarized above, a written notice from any insurer unconditionally accepting coverage or a portion thereof; provided, however, that (x) any such acts, omissions, facts or circumstances directly resulting from the Merger Agreement or the transactions contemplated by the Merger Agreement or the announcement thereof, (y) any occurrence or condition affecting the aggregates industry generally, or (z) any changes in general economic, regulatory or political conditions, shall not constitute a Material Adverse Effect or be included in any calculation thereof.

FEES AND EXPENSES

     Except as provided in "Termination Fee" below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs and expenses.

TERMINATION FEE

     The Merger Agreement provides that, following a termination thereof by Parent or Purchaser as described in the first bullet point under "-- Termination -- By Parent or Purchaser" above or a termination thereof by the Company as described in the first bullet point under "-- Termination -- By the Company" above, the Company will pay Parent a termination fee (the "Termination Fee") equal to $22,700,000 plus an amount equal to Parent's and Purchaser's actual and reasonably documented out-of-pocket expenses (but in no event exceeding a total of $2,000,000) incurred by Parent or Purchaser directly in connection with the Offer, the Merger, the Merger Agreement, and the transactions contemplated thereby. Such payment will be the exclusive remedy of Parent and Purchaser with respect to any such termination of the Merger Agreement.

AMENDMENT

     The Merger Agreement may be amended at any time before the Effective Time by action taken by Parent, Purchaser and the Company, by written instrument signed by the parties to the Merger Agreement. After any approval of the Merger by the Stockholders, no amendment may be made which reduces the amount or changes the type of consideration into which each Share will be converted upon consummation of the Merger. Notwithstanding anything to the contrary, following the time that directors designated by Parent constitute a majority of the Board of Directors, the affirmative vote of a majority of the Independent Directors shall be required for the Company to amend, modify or terminate the Merger Agreement.

UNDERTAKINGS OF PARENT

     Parent has agreed to perform, or cause to be performed, all obligations of Purchaser under the Merger Agreement.

                 PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

PURPOSE

     The purpose of the Offer and the Merger is for Parent to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate Purchaser's acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased in the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares (i) owned by Purchaser or Parent or any of their subsidiaries, (ii) owned by the Company in treasury, or
(iii) as to which appraisal rights are properly exercised) will be converted into the right to receive an amount in cash equal to the per Share consideration paid or to be paid in the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

APPROVAL OF MERGER AGREEMENT

     Except as described below, under Delaware law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board has unanimously determined that the Merger Agreement and the related transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Stockholders, has approved, adopted and declared advisable the Merger Agreement and the related transactions, including the Offer and the Merger (such approval and adoption having been made in accordance with the DGCL), and has resolved to recommend that the Stockholders accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Further, the Company has agreed to use all reasonable efforts to solicit from Stockholders proxies in favor of the Merger and to take all other action necessary, or in the reasonable opinion of Parent, advisable, to secure any vote or consent of Stockholders in favor of the Merger, if such Stockholder approval is necessary to effect the Merger. Assuming that the Minimum Condition is satisfied and the Merger is consummated pursuant to the short-form merger provisions under Section 253 of the DGCL, no further corporate or Stockholder action of the Company will be required to approve and adopt the Merger Agreement and the Merger. See
"-- Short-Form Merger." If the Minimum Condition is waived by Purchaser but the Offer is consummated, and Purchaser owns less than 90% of the Shares, the Company has agreed to convene a special meeting of Stockholders promptly following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

ELECTION OF DIRECTORS

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See "Merger Agreement and Related Matters -- Designation of Directors." Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. If registration of the Shares under the Exchange Act were terminated, the Company would no longer be required to file reports with the SEC, and many provisions of the Exchange Act would cease to apply to the Company and its executive officers, directors and significant shareholders. We currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. See "Effect of the Offer on the Company's Exchange Act Registration."

SHORT-FORM MERGER

     Under Delaware law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, we will be able to approve the Merger without a vote of the Stockholders (a "Short-Form Merger"). In such event, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Stockholders. If, however, we do not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

GOING PRIVATE TRANSACTIONS

     The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to a merger or another business combination following the purchase of shares pursuant to a tender offer in which the purchaser seeks to acquire the remaining shares not held by it or its affiliates. We believe that neither the Offer nor the Merger will be subject to Rule 13e-3. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

PURCHASE OF SHARES AFTER THE EXPIRATION DATE

     If the Offer is completed, we intend to purchase the remaining Shares, if any, through the Merger. If the Offer is not completed, while Parent, Purchaser or an affiliate of Parent may after the Expiration Date seek to acquire Shares through privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price paid in the Offer, they currently do not intend to do so.

PLANS FOR THE COMPANY'S BUSINESS

     In connection with the Offer, we have reviewed, and will continue to review, on the basis of available information, various possible business strategies that the Company may pursue in the event that we acquire control of the Company pursuant to this Offer or the Merger. If we acquire control of the Company, we intend to conduct a further review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business strategy, corporate structure, certificate of incorporation, bylaws, capitalization, management or dividend policy.

                                APPRAISAL RIGHTS

GENERAL

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, any holder of Shares at the Effective Time (a "Remaining Stockholder") will have certain rights under the DGCL to dissent and demand appraisal of his or her Shares. Under Section 262 of the DGCL, a Remaining Stockholder who does not wish to accept the Merger Consideration for its Shares pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of his or her Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid in cash, provided that such holder complies with the provisions of Section 262 of the DGCL.

     The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex A hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (1) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a Short-Form Merger but rather is being consummated following approval thereof at a meeting of the Stockholders (a "Long-Form Merger") or (2) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a Short-Form Merger without a vote or meeting of the Stockholders. If the Merger is effected as a Long-Form Merger, this written demand for appraisal of Shares must be in addition to, and separate from, any proxy or vote abstaining from or against the approval of the Merger, and neither voting against, abstaining from voting, nor failing to vote on the Merger will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a Long-Form Merger, any Stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

     In the case of both a Short-Form Merger and a Long-Form Merger, a demand for appraisal must be executed by or for the Stockholder of record, fully and correctly, as such Stockholder's name appears on the stock certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     The Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary of the Surviving Corporation, 1501 Belvedere Road, West Palm Beach, Florida 33406. The written demand for appraisal should specify the Stockholder's name and mailing address, the number of Shares covered by the demand and that the Stockholder intends to thereby demand appraisal of such Shares. In the case of a Long-Form Merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all Stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

     In the case of a Long-Form Merger, the Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval of the Merger or consent thereto in writing. Voting in favor of the approval of the Merger, or delivering a proxy in connection with the Stockholders meeting called to approve the Merger (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger), will constitute a waiver of the Remaining Stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the Remaining Stockholder.

     Regardless of whether the Merger is effected as a Long-Form Merger or a Short-Form Merger, within 120 days after the Effective Time, either the Company or any Stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting Stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such Stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

     In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a Company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of Merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered." However, the Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the Merger."

     Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties, as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting Stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration paid in the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company, as the Surviving Corporation in the Merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, Remaining Stockholders' rights to appraisal shall cease and all Remaining Stockholders shall be entitled to receive the Merger Consideration for their Shares. Inasmuch as the Company has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation in the Merger to do so, any Stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE PAID IN THE OFFER THEREFOR.

                          CERTAIN CAPITAL TRANSACTIONS

     The Merger Agreement does not permit the Company to (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities (other than as required by the Restated Certificate or existing agreements related to any of the Debentures) or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or exchangeable or exercisable for any of the foregoing, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, other than upon conversion of the Debentures.

                        CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if:

          (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of the Company's Common Stock which, when taken together with the Shares, if any, beneficially owned by Parent and its subsidiaries, satisfies the Minimum Condition;

          (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated prior to the expiration of the Offer; or

          (iii) at any time after the date of the Merger Agreement and before the time of acceptance for payment of such Shares, any of the following events shall occur and be continuing or conditions exist:

             (a) there shall be an injunction or other order, decree, judgment or ruling issued, initiated or threatened and not withdrawn by a governmental entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken or initiated or threatened and not withdrawn by a governmental entity of competent jurisdiction which in any such case (w) restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger, (x) prohibits or restricts or seeks to prohibit or restrict the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any material portion of its or the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's or any subsidiary's business or assets which is material to the business of all such entities taken as a whole, (y) imposes or seeks to impose limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Parent on all matters properly presented to the Stockholders or (z) imposes or seeks to impose any material limitations on the ability of Parent or any of its respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries; provided, however, that in the case of any such proceeding that has been initiated or threatened, such proceeding shall be reasonably likely to have one of the foregoing effects;

             (b) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms;

             (c) from and after the date of the Merger Agreement, there shall have occurred any event, or the disclosure of any act, omission, fact or circumstance not disclosed pursuant to the Merger Agreement or any of the forms, reports and documents the Company is or has been required to file with the SEC since September 30, 2000, that, individually or when considered together with any other matter, has a Material Adverse Effect (with any liability or obligation associated with any such previously undisclosed act, omission, fact or circumstance being deemed, for purposes of determin-ing whether a Material Adverse Effect has occurred, to have been incurred or increased, as the case may be, upon such disclosure);

             (d) there shall have occurred and be continuing (w) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) related to market conditions, (x) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by any governmental entity, (y) any material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, or (z) a drop of more than 33.33% in the Dow Jones Industrial Average Index, measured against the value of such index on the date of the Merger Agreement;

             (e) any of the representations and warranties of the Company set forth in the Merger Agreement regarding its capitalization shall not be accurate in all respects, in each case as if such representations and warranties were remade at and as of the time of such determination;

             (f) any of the representations and warranties of the Company set forth in the Merger Agreement (other than those described in clause (e) above) (without regard to any materiality qualifications therein) shall not be accurate, except where such inaccuracies (considered collectively) do not have a Material Adverse Effect (determined in the manner provided in clause (c) above), in each case as if such representations and warranties were remade at and as of the time of such determination;

             (g) the Company shall have failed to perform in any respect any obligation, agreement or covenant of the Company described in clauses
        (a) through (l) under "Merger Agreement and Related
        Matters -- Covenants";

             (h) the Company shall have failed to perform in any material respect any material obligation (including, without limitation, the obligation to conduct the business of the Company and its subsidiaries in the ordinary course in a manner consistent with past practice but excluding those obligations described in clauses (a) through (l) under "Merger Agreement and Related Matters -- Covenants") or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

             (i) the Board of Directors (w) shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger, (x) recommended a Takeover Proposal, (y) shall have adopted any resolution to effect any of the foregoing, or (z) waived the transfer restrictions in the Restated Certificate to enable a third party to acquire more than 15% of the outstanding Shares;

             (j) all authorizations, consents and approvals, if any, of any governmental entity necessary for the execution, delivery and performance of the Merger Agreement, of which the failure to obtain would prevent or materially impair or delay consummation of the transactions contemplated thereby or have a Material Adverse Effect, shall not have been obtained or be in full force and effect;

             (k) Parent shall not have received any of the documents to be delivered to Parent pursuant to Section 6.7(e) of the Merger Agreement, including tax opinions, certificates and acknowledgements; or

             (l) certain other transactions and deliveries required pursuant to an agreement with respect to the Company's Columbia, Washington sawmill property have not been consummated or delivered;

which in the reasonable judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                             CERTAIN LEGAL MATTERS

GENERAL

     Except as otherwise disclosed herein, and except for governmental approvals pursuant to filings in compliance with the HSR Act, neither Parent nor Purchaser is aware of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares as contemplated herein. Should any such approval or other action be required, we currently contemplate that such approval or action would be sought. While we do not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "Certain Conditions of the Offer."

BUSINESS COMBINATION TRANSACTIONS

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of five years following the date such person becomes an interested stockholder unless prior to such date the Board of Directors of the corporation approved the business combination. The Board has approved (by a unanimous vote of those directors present) both the Offer and the Merger. For this and other reasons,
Section 203 is inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

OTHER STATE LAWS

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corporation v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of stockholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not believe that, other than Section 203 of the DGCL, any state takeover statutes or similar laws purport to apply to the Offer or the Merger. We have not currently complied with any other state takeover statute or regulation. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment any Shares tendered. See "Certain Conditions of the Offer."

                               FEES AND EXPENSES

     D.F. King & Co., Inc. has been retained by us as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, e-mail or personal interview. We will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     Citibank, N.A. has been retained as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

                                 MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent we become aware of any state law that would limit the class of offerees in the Offer, we will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED HEREIN OR IN THE TRANSMITTAL LETTER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments. Such Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in "Certain Information Concerning the Company -- Available Information" with respect to the Company.

JEM LEAR ACQUISITION COMPANY, INC.
RINKER MATERIALS CORPORATION
July 23, 2002 (supplemented as of August 20, 2002)

                                                                      SCHEDULE I

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER,
                           PARENT AND ULTIMATE PARENT

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth below the name, present principal occupation or employment, and material occupations, positions, offices or employments during the past five years, and the citizenship, of each director and executive officer of Purchaser. The business address and telephone number of each such person is c/o Rinker Materials Corporation, 1501 Belvedere Road, West Palm Beach, Florida 33406, (561) 833-5555.

                          POSITION WITH      PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                        PURCHASER               FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                      -------------      ------------------------------------------     -----------
Thomas G.              Vice President,       Mr. Burmeister has served as a Vice          United States
  Burmeister.........  Treasurer and         President, Treasurer and director of
                       Director              Purchaser since its inception in July
                                             2002. Mr. Burmeister has also served as
                                             the Chief Financial Officer of Parent
                                             since 1998. From 1993 to 1998, Mr.
                                             Burmeister was Chief Financial Officer of
                                             Siemens ElectroCom International, Inc.,
                                             2910 Avenue F, Arlington, Texas 76011.
David V. Clarke......  President and         Mr. Clarke has served as the President and   Australia
                       Director              a director of Purchaser since inception.
                                             Mr. Clark has also served as the President
                                             and Chief Executive Officer of Parent
                                             since 1992 and a director of Parent since
                                             1987. Mr. Clarke has also been a director
                                             of Ultimate Parent since 1996.
Peter W. Trimble.....  Vice President        Mr. Trimble has served as a Vice President   Australia
                                             of Purchaser since inception. Mr. Trimble
                                             has also served as the Vice President --
                                             Strategy & Development of Parent since
                                             2001. Prior to that, Mr. Trimble had been
                                             employed by Ultimate Parent since 1976,
                                             most recently as Chief Financial Officer
                                             of its CSR Construction Materials
                                             division.

                          POSITION WITH      PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                        PURCHASER               FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                      -------------      ------------------------------------------     -----------
Karl H. Watson,        Vice President        Mr. Watson has served as a Vice President    United States
  Sr. ...............                        of Purchaser since inception. Mr. Watson
                                             has also served as the President of Rinker
                                             Materials of Florida, Inc. with
                                             responsibility for the Quarries and Cement
                                             divisions of Parent since 1998. Mr. Watson
                                             was named Vice President -- Construction
                                             Materials of Parent in December 2001. Mr.
                                             Watson joined Parent in 1965 and has held
                                             various management positions during that
                                             time. Mr. Watson has served on the Board
                                             of Directors for Fidelity Federal Bank &
                                             Trust, 218 Datura Street, West Palm Beach,
                                             Florida 33401, since 1999.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments during the past five years, and the citizenship, of each director and executive officer of Parent. Except as otherwise indicated, the business address and telephone number of each such person is Rinker Materials Corporation, 1501 Belvedere Road, West Palm Beach, Florida 33406, (561) 833-5555.

                                              PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                   POSITION WITH PARENT          FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                   --------------------   ------------------------------------------     -----------
David Berger.........  Vice President --      Mr. Berger joined Parent in 1999 to run      United States
                       Gypsum Supply,         the Gypsum Supply division of Parent. In
                       Prestress, PolyPipe    2001, he was given responsibility for the
                       and Rehabilitation     PolyPipe and Rehabilitation divisions of
                       Divisions              Parent, and in 2002, the Prestress
                                              division of Parent. From 1998 to 1999, Mr.
                                              Berger was a principal with AT Kearney,
                                              Inc., 3455 Peachtree Road, N.E., Suite
                                              1600, Atlanta, Georgia 30303. From 1994 to
                                              1998, Mr. Berger was a Vice President of
                                              the Building Products Distribution
                                              Division of Georgia-Pacific Corporation,
                                              133 Peachtree Street, Atlanta, Georgia
                                              30303.
Thomas G.              Chief Financial        Mr. Burmeister has served as the Chief       United States
  Burmeister.........  Officer                Financial Officer of Parent since 1998.
                                              From 1993 to 1998, Mr. Burmeister was
                                              Chief Financial Officer of Siemens
                                              ElectroCom International, Inc., 2910
                                              Avenue F, Arlington, Texas 76011.

                                              PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                   POSITION WITH PARENT          FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                   --------------------   ------------------------------------------     -----------
David V. Clarke......  President, Chief       Mr. Clarke has served as the President and   Australia
                       Executive Officer      Chief Executive Officer of Parent since
                       and Director           1992 and as a director of Parent since
                                              1987. Mr. Clarke has also been a director
                                              of Ultimate Parent since 1996 and the
                                              President and a director of Purchaser
                                              since its inception in July 2002.
Armando M. Codina....  Director               Mr. Codina has served as a director of       United States
                                              Parent since 1989. Mr. Codina has been the
                                              Chairman and Chief Executive Officer of
                                              Codina Group, Inc. (which was founded in
                                              1978 and formerly known as Interamerican
                                              Investments) since 1979. Mr. Codina also
                                              has been a director of BellSouth
                                              Corporation, 1155 Peachtree Street, N.E.,
                                              Atlanta, Georgia 30309, since 1989, a
                                              director of FPL Group, Inc., 700 Universe
                                              Boulevard, Juno Beach, Florida 33408,
                                              since 1994, a director of AMR Corp., 4333
                                              Amon Carter Boulevard, Fort Worth, Texas
                                              76155, since 1995, and a director of
                                              General Motors Corporation, 300
                                              Renaissance Center, Detroit, Michigan
                                              48265, since 2002.
                                              Mr. Codina's business address and business
                                              telephone number is Codina Group, Inc.,
                                              355 Alhambra Circle, Suite 900, Coral
                                              Gables, Florida 33134, (305) 520-2300.
Marshall M. Criser...  Director               Mr. Criser has served as a director of       United States
                                              Parent since 1989. Mr. Criser has served
                                              as a director of Flagler Systems, Inc.,
                                              One South County Road, Palm Beach, Florida
                                              33480, since 1978. Mr. Criser served as a
                                              director of BellSouth Corporation, 1155
                                              Peachtree Street, N.E., Atlanta, Georgia
                                              30309, from 1983 to 1998, and of FPL
                                              Group, Inc., 700 Universe Boulevard, Juno
                                              Beach, Florida 33408, from 1989 to 2001.
                                              In 1999, Mr. Criser retired after over 48
                                              years of practicing law, most recently
                                              with McGuireWoods LLP.
                                              Mr. Criser's business address and business
                                              telephone number is McGuireWoods LLP, 50
                                              North Laura Street, Suite 3300,
                                              Jacksonville, Florida 32202, (904)
                                              798-3200.

                                              PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                   POSITION WITH PARENT          FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                   --------------------   ------------------------------------------     -----------
Sharon DeHayes.......  Vice President --      Ms. DeHayes has served as the Vice           United States
                       Florida Materials      President of Parent's Florida Materials
                       Division               division since 2001. Ms. DeHayes joined
                                              Parent in 1994, and has held various
                                              management positions during that time.
Ira Fialkow..........  Vice President --      Mr. Fialkow has served in a variety of       United States
                       Human Resources,       financial managerial positions since
                       Information            joining Parent in 1990.
                       Technology and
                       Business Services
Duncan Gage..........  President -- Hydro     Mr. Gage recently joined Parent as the       United States
                       Conduit Division       President of its Hydro Conduit Division in   Canada
                                              July 2002. Mr. Gage had previously served
                                              since 1972 in various managerial
                                              capacities with Lafarge Corporation, most
                                              recently as the Regional President of
                                              Lafarge Asia Pacific, 28 Tuas South Avenue
                                              8, Singapore 637648.
Andrew P. Ireland....  Director               Mr. Ireland has served as a director of      United States
                                              Parent since 1994. Mr. Ireland has been a
                                              partner of Zeliff, Ireland and Associates,
                                              Inc. since 1998.
                                              Mr. Ireland's business address and
                                              business telephone number is Zeliff,
                                              Ireland and Associates, Inc., 499 South
                                              Capitol Street, S.W., Suite 600,
                                              Washington, DC 20003, (202) 554-0473.
Peter Kirby..........  Director               Mr. Kirby has served as a director of        Australia
                                              Parent since 1998. He has also served as
                                              the Managing Director and Chief Executive
                                              Officer of Ultimate Parent since 1998.
                                              From 1995 to 1998, he had been the Chief
                                              Executive Officer of ICI Paints, Wexham
                                              Road, Slough Berkshire, SL2 5DS United
                                              Kingdom, a division of Imperial Chemical
                                              Industries plc.

                                              PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                   POSITION WITH PARENT          FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                   --------------------   ------------------------------------------     -----------
Bob L. Moss..........  Director               Mr. Moss has served as a director of         United States
                                              Parent since 1999. Mr. Moss has served as
                                              the Chairman, President and Chief
                                              Executive Officer of Centex Construction
                                              Group, 3100 McKinnon, Dallas, Texas 75201,
                                              since 2000. He served as President and
                                              Chief Executive Officer of Centex Rooney
                                              Construction since 1986.
                                              Mr. Moss' business address and business
                                              telephone number is Centex Rooney
                                              Construction, 7901 Southwest 6th Court,
                                              Plantation, Florida 33324, (954) 585-4400.
E. Lew Reid..........  Director               Mr. Reid has served as a director of         United States
                                              Parent since 1994. From 1998 to 2000, Mr.
                                              Reid served as the President and Chief
                                              Executive Officer of The California
                                              Endowment, 21650 Oxnard Street, Suite
                                              1200, Woodland Hills, California 91367,
                                              although he still continues to serve as a
                                              director of such foundation. From 1979 to
                                              1998, Mr. Reid was a partner with the San
                                              Francisco-based law firm of Marron, Reid &
                                              Sheehy, 601 California Street, San
                                              Francisco, California 92182.
                                              Mr. Reid's business address and business
                                              telephone number is 6705 Stoetz Lane,
                                              Sebastopol, California 95472, (707)
                                              874-1314.
Walter L. Revell.....  Director               Mr. Revell has served as a director of       United States
                                              Parent since 2000. Since 1991, Mr. Revell
                                              has been the Chairman and Chief Executive
                                              Officer of H.J. Ross Associates, Inc., and
                                              since 1984, he has been the Chairman and
                                              Chief Executive Officer of Revell
                                              Investments International, Inc., 800
                                              Douglas Entrance, Annex Building, Suite
                                              250, Coral Gables, Florida 33134.
                                              Mr. Revell's business address and business
                                              telephone number is H.J. Ross Associates,
                                              Inc., 800 Douglas Entrance, Annex
                                              Building, Suite 250, Coral Gables, Florida
                                              33134, (305) 567-1888.

                                              PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                   POSITION WITH PARENT          FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                   --------------------   ------------------------------------------     -----------
Peter W. Trimble.....  Vice President --      Mr. Trimble has served as the Vice           Australia
                       Strategy &             President -- Strategy & Development of
                       Development            Parent since 2001. Prior to that, Mr.
                                              Trimble had been employed by Ultimate
                                              Parent since 1976, most recently as Chief
                                              Financial Officer of its CSR Construction
                                              Materials division. Mr. Trimble has also
                                              served as a Vice President of Purchaser
                                              since inception.
Karl H. Watson,        Vice President --      Mr. Watson was named Vice                    United States
  Sr.................  Construction           President -- Construction Materials of
                       Materials              Parent in December 2001. Mr. Watson has
                                              also served as the President of Rinker
                                              Materials of Florida, Inc. with
                                              responsibility for the Quarries and Cement
                                              divisions of Parent since 1998. Mr. Watson
                                              joined Parent in 1965 and has held various
                                              management positions during that time. Mr.
                                              Watson has also served as a Vice President
                                              of Purchaser since inception. Mr. Watson has
                                              also served on the Board of Directors for
                                              Fidelity Federal Bank & Trust, 218 Datura
                                              Street, West Palm Beach, Florida 33401,
                                              since 1999.

DIRECTORS AND EXECUTIVE OFFICERS OF ULTIMATE PARENT

     The following table sets forth below the name, present principal occupation or employment, the material occupations, positions, offices or employments during the past five years, and the citizenship, of each director and executive officer of Ultimate Parent. Unless otherwise set forth below, the business address and telephone number of each such person is CSR Limited, Level 1, 9 Help Street, Chatswood New South Wales 2067, Australia, (011) 61 2 9235 8000.

                         POSITION WITH      PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                    ULTIMATE PARENT            FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                    ---------------     ------------------------------------------     -----------
John Arthur.........  Director              Mr. Arthur has served as a director of       Australia
                                            Ultimate Parent since 2001. Mr. Arthur has
                                            been a partner with Freehills law firm
                                            since 1981.
                                            Mr. Arthur's business address and business
                                            telephone number is Freehills, Level 32,
                                            MLC Centre, 19-29 Martin Place, Sydney,
                                            New South Wales 2000, Australia, (011) 61
                                            2 9225 5000.

                         POSITION WITH      PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                    ULTIMATE PARENT            FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                    ---------------     ------------------------------------------     -----------
John Ballard........  Director              Mr. Ballard has served as a director of      Australia
                                            Ultimate Parent since 2001. He has been
                                            Chairman of Wattyl Ltd., 4 Steel Street,
                                            Blacktown, New South Wales 2148,
                                            Australia, since August 2001 and a
                                            director of Woolworths Ltd., 540 George
                                            Street, Sydney, New South Wales 2000,
                                            Australia, since 1997.
Ian Blackburne......  Director              Dr. Blackburne has served as a director of   Australia
                                            Ultimate Parent since 1999. From 1995 to
                                            2000, Dr. Blackburne was the Managing
                                            Director and Chief Executive Officer of
                                            Caltex Australia Ltd., Level 12, MLC
                                            Centre, 19-29 Martin Place, Sydney, New
                                            South Wales 2000, Australia. Since 2000,
                                            Dr. Blackburne has been a director of
                                            Suncorp Metway Ltd., Level 18, Suncorp
                                            Metway Centre, 36 Wickham Terrace,
                                            Brisbane, Queensland 4000, Australia, and
                                            Teekay Shipping Corporation, TK House,
                                            Bayside Executive Park, West Bay Street
                                            and Blake Road, P.O. Box AP-59212 Nassau,
                                            The Bahamas. He has been Chairman of the
                                            Australian Nuclear Science and Technology
                                            Organisation, New Illawarra Road, Lucas
                                            Heights, New South Wales 2234, Australia,
                                            since July 2001.
Alec Brennan........  Director --           Mr. Brennan has served as a director of      Australia
                      Strategy and          Ultimate Parent since 1996, the Executive
                      Investments; Deputy   Director Finance and Investments of
                      Managing Director     Ultimate Parent from 1996 to 1998 and the
                                            Deputy Managing Director of Ultimate
                                            Parent since 1998.
David V. Clarke.....  Director              Mr. Clarke has served as a director of       Australia
                                            Ultimate Parent since 1996. He also has
                                            served as the President and Chief
                                            Executive Officer of Parent since 1992 and
                                            a director of Parent since 1987. Mr.
                                            Clarke has also served as the President
                                            and a director of Purchaser since its
                                            inception in July 2002.
                                            Mr. Clarke's business address and business
                                            telephone number is 1501 Belvedere Road,
                                            West Palm Beach, Florida 33406, (561)
                                            833-5555.

                         POSITION WITH      PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                    ULTIMATE PARENT            FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                    ---------------     ------------------------------------------     -----------
Carolyn Hewson......  Director              Ms. Hewson has served as a director of       Australia
                                            Ultimate Parent since 1995. From 1995
                                            until June 2002, she has been a director
                                            of South Australian Water, 77 Grenfell
                                            Street, Adelaide, South Australia 5000
                                            Australia. From 1996 to 2001, Ms. Hewson
                                            served as a director of AMP Ltd., 33
                                            Alfred Street, Sydney, New South Wales,
                                            Australia. She has also served since 1996
                                            as a director of Australian Gas Light
                                            Company, AGL Centre, Corner Pacific
                                            Highway and Walker Street, North Sydney,
                                            New South Wales 2060, Australia.
Peter Kirby.........  Managing Director     Mr. Kirby has served as the Managing         Australia
                      and Chief Executive   Director and Chief Executive Officer of
                      Officer               Ultimate Parent since 1998. He has also
                                            served as a director of Parent since 1998.
                                            From 1995 to 1998, he had been the Chief
                                            Executive Officer of ICI Paints, Wexham
                                            Road, Slough Berkshire, SL2 5DS United
                                            Kingdom, a division of Imperial Chemical
                                            Industries plc.
Ian McMaster........  Chief Executive       Mr. McMaster has served as the Chief         Australia
                      Officer -- Sugar      Executive -- Sugar of Ultimate Parent
                                            since 1999. Prior to joining Ultimate
                                            Parent, Mr. McMaster was employed with BHP
                                            Limited, BHP Billiton, 600 Bourke Street,
                                            Melbourne, Victoria 3000, Australia, for
                                            33 years, where he held a range of senior
                                            management positions in the Steel and
                                            Minerals division of that company.

                         POSITION WITH      PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                    ULTIMATE PARENT            FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                    ---------------     ------------------------------------------     -----------
John Morschel.......  Chairman              Mr. Morschel has served as a director of     Australia
                                            Ultimate Parent since 1996 and its
                                            Chairman since 2001. Mr. Morschel has also
                                            served as a director of Westpac Banking
                                            Corporation, 60 Martin Place, Sydney, New
                                            South Wales 2000, Australia, from 1993 to
                                            2001; a director of Leighton Holdings
                                            Ltd., Level 5, 472 Pacific Highway, St.
                                            Leonards, New South Wales 2065, Australia,
                                            since 2001; a director of Comalco Ltd.,
                                            Level 25, 12 Creek Street, Brisbane,
                                            Queensland 4000, Australia, from 1998 to
                                            2000; a director of Rio Tinto plc, 6 St.
                                            James's Square London SW1Y 4LD, United
                                            Kingdom, since 1998; a director of Rio
                                            Tinto Ltd., Level 33, 55 Collins Street,
                                            Melbourne, Victoria 3000, Australia, since
                                            1998; a director of Singapore
                                            Communications, 31 Exeter Road, Singapore
                                            239732, since 2001; and a director of
                                            Tenix Pty Ltd., Level 12, 100 Arthur
                                            Street, North Sydney, New South Wales
                                            2060, Australia, since 1997.
Graeme Pettigrew....  Chief Executive       Mr. Pettigrew has served as the Chief        Australia
                      Officer -- Building   Executive Officer -- Building Materials of
                      Materials             Ultimate Parent since 1996.
Warren Saxelby......  Chief Financial       Mr. Saxelby has served the Chief Financial   Australia
                      Officer               Officer of Ultimate Parent since 2001.
                                            Prior to joining Ultimate Parent, Mr.
                                            Saxelby was employed with BHP Limited, BHP
                                            Billiton, 600 Bourke Street, Melbourne,
                                            Victoria 3000, Australia, for 30 years,
                                            where he held a range of senior financial
                                            management positions within Australia and
                                            in other countries.
Karl Watson, Jr.....  Chief Executive --    Mr. Watson has served as the Chief           United States
                      Construction          Executive -- Construction Materials of
                      Materials             Ultimate Parent since 2001. Prior to that,
                                            Mr. Watson had been employed for 13 years
                                            by Parent in a number of different
                                            positions.

                         POSITION WITH      PRINCIPAL OCCUPATION, BUSINESS ADDRESS AND
NAME                    ULTIMATE PARENT            FIVE-YEAR EMPLOYMENT HISTORY            CITIZENSHIP
----                    ---------------     ------------------------------------------     -----------
John Wylie..........  Director              Mr. Wylie has served as a director of        Australia
                                            Ultimate Parent since 2001. Mr. Wylie
                                            previously served as the head of
                                            investment banking at Credit Suisse First
                                            Boston Australia, Level 27, 101 Collins
                                            Street, Melbourne, Victoria 3000,
                                            Australia, from 1996 to 1999. Since 2000,
                                            Mr. Wylie has been a Principal of
                                            Carnegie, Wylie and Company.
                                            Mr. Wylie's business address and business
                                            telephone number is Carnegie, Wylie and
                                            Company, 88 Collins Street, Melbourne,
                                            Victoria 3000, Australia, (011) 61 3 9657
                                            8400.

                                                                         ANNEX A

                          APPRAISAL RIGHTS PROVISIONS
                    OF THE DELAWARE GENERAL CORPORATION LAW

                             TITLE 8.  CORPORATIONS
                      CHAPTER 1.  GENERAL CORPORATION LAW
              SUBCHAPTER IX.  MERGER, CONSOLIDATION OR CONVERSION

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

           By Hand:                        By Mail:                 By Overnight Courier:
 Computershare Trust Company     Computershare Trust Company     Computershare Trust Company
         of New York                     of New York                     of New York
      Wall Street Plaza              Wall Street Station              Wall Street Plaza
  88 Pine Street, 19th Floor            P. O. Box 1010            88 Pine Street 19th Floor
   New York, New York 10005     New York, New York 10268-1010      New York, New York 10005

     Questions and requests for assistance may be directed to the Information Agent at its address or telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other related materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser's expense. If your shares are pledged, you may also contact the Pledgee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                                 (212) 269-5550
                                 (800) 549-6746